                         SECURITIES EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               File No. 005-56295

              -----------------------------------------------------

                                 SCHEDULE 13D/A
                                 (Rule 13d-101)

                                 Amendment No. 4

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
                   RULE 13d-1(a) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(a)


                          The Goldman Sachs Group, Inc.
                              ---------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
                           ---------------------------
                         (Title of Class of Securities)

                                   38141G 10 4
                              ---------------------
                                 (CUSIP Number)

                                 Robert J. Katz
                                 Gregory K. Palm
                                 James B. McHugh
                          The Goldman Sachs Group, Inc.
                                 85 Broad Street
                            New York, New York 10004
                            Telephone: (212) 902-1000
                              --------------------
          (Name, Address and Telephone Number of Persons Authorized to
                       Receive Notices and Communications)

                                  July 5, 2000
                              --------------------
             (Date of Event which Requires Filing of this Statement)

      If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

                         (Continued on following pages)

----------------------------
CUSIP NO. 38141G 10 4                 13D
----------------------------

--------------------------------------------------------------------------------
1.  NAMES OF REPORTING PERSONS:  Each of the persons identified on Appendix A.
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    As to a group consisting solely of Covered Persons(1)               (a) [x]
    As to a group consisting of persons other than Covered Persons      (b) [x]
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4. SOURCE OF FUNDS: OO as to Covered Shares(1), OO and PF as to Uncovered Shares(2)
    (Applies to each person listed on Appendix A.)
--------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT       [ ]
    TO ITEM 2(d) OR 2(e) (Applies to each person listed on Appendix A.)
--------------------------------------------------------------------------------
6. CITIZENSHIP OR PLACE OF ORGANIZATION United States unless otherwise indicated on Appendix A.
--------------------------------------------------------------------------------
                        7. SOLE VOTING POWER (See Item 6)
     NUMBER OF             As to Covered Shares, 0
      SHARES               As to Uncovered Shares, as stated in Appendix A
   BENEFICIALLY
     OWNED BY
     REPORTING
      PERSON
       WITH
--------------------------------------------------------------------------------
                        8. SHARED VOTING POWER (See Item 6) (Applies to each
                           person listed on Appendix A.)
                           273,873,120 Covered Shares held by Covered Persons
                           6,101 Uncovered Shares held by Covered Persons(3)
                           1,585,158 Other Uncovered Shares held by Covered
                           Persons(4)
                           21,975,421 shares held by KAA(5)
                           21,425,052 shares held by SBCM(5/6)
--------------------------------------------------------------------------------
                        9. SOLE DISPOSITIVE POWER (See Item 6)
                           As to Covered Shares, less than 1%
                           As to Uncovered Shares, as stated in Appendix A
--------------------------------------------------------------------------------
                       10. SHARED DISPOSITIVE POWER (See Item 6):
                           As to Covered Shares, 0
                           As to Uncovered Shares, as stated in Appendix A
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                 275,464,379(7)
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (Applies to each person listed on Appendix A.)                      [X](7)
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                61.6%(7)
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON: OO as to persons listed in Appendix A under the caption "Trusts"; PN as to persons listed in Appendix A under the caption "Partnerships"; CO as to persons listed in Appendix A under the caption "Corporations"; IN as to all other persons listed in Appendix A.

---------------

(1) For a definition of this term, please see Item 2.

(2) For a definition of this term, please see Item 3.

(3) These are Uncovered Shares also described in Row 7 which each Covered Person is deemed to beneficially own by application of Rule 13d-5(b)(1), but do not include the Uncovered Shares described in note 4. Each Covered Person disclaims beneficial ownership of Uncovered Shares held by each other Covered Person.

(4) These are Uncovered Shares held by 92 private charitable foundations established by 92 Covered Persons each of whom is a co-trustee of one or more of such private charitable foundations and may be deemed to beneficially own such Uncovered Shares. Each other Covered Person may be deemed to beneficially own such Uncovered Shares by application of Rule 13d-5(b)(1). Each such Covered Person disclaims beneficial ownership of such Uncovered Shares, and each other Covered Person also disclaims beneficial ownership of such Uncovered Shares.

(5) For a definition of this term, please see Item 2. The Covered Persons may be deemed to be members of a "group" with KAA and SBCM. Each Covered Person disclaims beneficial ownership of shares of Common Stock held by KAA and SBCM.

(6) The 21,425,052 shares held by SBCM exclude 7,440,362 shares of Nonvoting Common Stock held by SBCM which, although immediately convertible into Common Stock, cannot currently be converted by SBCM due to restrictions imposed under the Bank Holding Company Act of 1956, as amended. Please see the separate Schedule 13D filed by SBCM and any amendments thereto for information relating to such shares. Each Covered Person disclaims beneficial ownership as to the Nonvoting Common Stock held by SBCM.

(7) Excludes 21,425,052 and 21,975,421 shares of Common Stock held by SBCM and KAA, respectively, as to which each Covered Person disclaims beneficial ownership. See also note 6. Each Covered Person disclaims beneficial ownership as to the Nonvoting Common Stock held by SBCM.

                                                                      APPENDIX A

                                  ITEM 6            ITEM 7           ITEM 8                              ITEM 10
                                CITIZENSHIP       SOLE VOTING     SHARED VOTING        ITEM 9             SHARED
                              (UNITED STATES       POWER OF         POWER OF      SOLE DISPOSITIVE     DISPOSITIVE
          ITEM 1             UNLESS OTHERWISE      UNCOVERED        UNCOVERED         POWER OF           POWER OF
NAMES OF REPORTING PERSONS      INDICATED)          SHARES           SHARES       UNCOVERED SHARES   UNCOVERED SHARES
--------------------------      ----------          ------           ------       ----------------   ----------------
Bradley I. Abelow                                      0                0                 0                 0
Peter C. Aberg                                         0                0                 0                 0
Paul M. Achleitner                Austria              0                0                 0                 0
Alberto F. Ades                  Argentina             0                0                 0                 0
Gregory A. Agran                                       0                0                 0                 0
Raanan A. Agus                                         0                0                 0                 0
Jonathan R. Aisbitt                 UK                 0                0                 0                 0
Elliot M. Alchek                                       0                0                 0                 0
Andrew M. Alper                                        0                0                 0                 0
Philippe J. Altuzarra             France               0                0                 0                 0
Lay Pheng Ang                    Singapore             0                0                 0                 0
Kazutaka P. Arai                 North Korea/          0                0                 0                 0
                                 South Korea
David M. Atkinson                   UK                 0                0                 0                 0
Mitchel J. August                                      0                0                 0                 0
Armen A. Avanessians                                   0                0                 0                 0
Dean C. Backer                                         0                0                 0                 0
Michiel J. Bakker             The Netherlands          0                0                 0                 0
Mark E. Bamford                                        0                0                 0                 0
John S. Barakat                                        0                0                 0                 0
Barbara J. Basser-Bigio                                0                0                 0                 0
Carl-Georg                        Germany              0                0                 0                 0
Bauer-Schlichtegroll
David M. Baum                                          0                0                 0                 0
Patrick Y. Baune                  France               0                0                 0                 0
Robert A. Beckwitt                                     0                0                 0                 0
Jonathan A. Beinner                                    0                0                 0                 0
Ron E. Beller                                          0                0                 0                 0
Tarek M. Ben Halim             Saudi Arabia            0                0                 0                 0
Jaime I. Bergel                    Spain               0                0                 0                 0
Milton R. Berlinski           The Netherlands          0                0                 0                 0
Andrew S. Berman                                       0                0                 0                 0
Frances R. Bermanzohn                                  0                0                 0                 0
Stuart N. Bernstein                                    0                0                 0                 0
Robert A. Berry                     UK                 0                0                 0                 0
Jean-Luc Biamonti                 Monaco               0                0                 0                 0
James J. Birch                      UK                 0                0                 0                 0
Lloyd C. Blankfein                                     0                0                 0                 0
David W. Blood                                         0                0                 0                 0
Randall A. Blumenthal                                  0                0                 0                 0

                                  ITEM 6            ITEM 7           ITEM 8                              ITEM 10
                                CITIZENSHIP       SOLE VOTING     SHARED VOTING        ITEM 9             SHARED
                              (UNITED STATES       POWER OF         POWER OF      SOLE DISPOSITIVE     DISPOSITIVE
          ITEM 1             UNLESS OTHERWISE      UNCOVERED        UNCOVERED         POWER OF           POWER OF
NAMES OF REPORTING PERSONS      INDICATED)          SHARES           SHARES       UNCOVERED SHARES   UNCOVERED SHARES
--------------------------      ----------          ------           ------       ----------------   ----------------
David R. Boles                                          0                0                  0                0
Alison L. Bott                         UK               0                0                  0                0
Charles W.A. Bott                      UK               0                0                  0                0
Charles C. Bradford III                                 0                0                  0                0
Benjamin S. Bram                                        0                0                  0                0
Thomas C. Brasco                                        0                0                  0                0
Daniel G. Brennan                                       0                0                  0                0
Peter L. Briger, Jr.                                    0                0                  0                0
Craig W. Broderick                                      0                0                  0                0
Richard J. Bronks                      UK               0                0                  0                0
Charles K. Brown                       UK               0                0                  0                0
James K. Brown                                          0                0                  0                0
Peter D. Brundage                                       0                0                  0                0
Sholom Bryski                                           0                0                  0                0
John J. Bu                                              0                0                  0                0
Lawrence R. Buchalter                                   0                0                  0                0
Mark J. Buisseret                      UK               0                0                  0                0
Steven M. Bunson                                        0                0                  0                0
Timothy B. Bunting                     UK               0                0                  0                0
Andrew J. Burke-Smith                Canada             0                0                  0                0
Calvert C. Burkhart                                     0                0                  0                0
Michael S. Burton                      UK               0                0                  0                0
George H. Butcher III                                   0                0                  0                0
Mary D. Byron                                           0                0                  0                0
Lawrence V. Calcano                                     0                0                  0                0
Elizabeth V. Camp                                       0                0                  0                0
John D. Campbell                                        0                0                  0                0
Laurie G. Campbell                   Canada             0                0                  0                0
Richard M. Campbell-Breeden            UK               0                0                  0                0
Carmine C. Capossela                                    0                0                  0                0
Mark M. Carhart                                         0                0                  0                0
Anthony H. Carpet                                       0                0                  0                0
Michael J. Carr                                         0                0                  0                0
Christopher J. Carrera                                  0                0                  0                0
Virginia E. Carter                                      0                0                  0                0
Calvin R. Carver, Jr.                                   0                0                  0                0
Mary Ann Casati                                         0                0                  0                0
Chris Casciato                                          0                0                  0                0
Douglas W. Caterfino                                    0                0                  0                0
Michael J. Certo                                        0                0                  0                0
Varkki P. Chacko                   USA/India            0                0                  0                0
David K. Chang                       Taiwan             0                0                  0                0

                                  ITEM 6            ITEM 7           ITEM 8                              ITEM 10
                                CITIZENSHIP       SOLE VOTING     SHARED VOTING        ITEM 9             SHARED
                              (UNITED STATES       POWER OF         POWER OF      SOLE DISPOSITIVE     DISPOSITIVE
          ITEM 1             UNLESS OTHERWISE      UNCOVERED        UNCOVERED         POWER OF           POWER OF
NAMES OF REPORTING PERSONS      INDICATED)          SHARES           SHARES       UNCOVERED SHARES   UNCOVERED SHARES
--------------------------      ----------          ------           ------       ----------------   ----------------
Thomas P. Chang                                      0                 0                  0                0
Sacha A. Chiaramonte             Germany             0                 0                  0                0
Andrew A. Chisholm                Canada             0                 0                  0                0
Robert J. Christie                                   0                 0                  0                0
Peter T. Cirenza                                     0                 0                  0                0
Kent A. Clark                     Canada             0                 0                  0                0
Zachariah Cobrinik                                   0                 0                  0                0
Abby Joseph Cohen                                    0                 0                  0                0
Lawrence H. Cohen                                    0                 0                  0                0
Marc I. Cohen                                        0                 0                  0                0
Gary D. Cohn                                         0                 0                  0                0
Christopher A. Cole                                  0                 0                  0                0
Timothy J. Cole                                      0                 0                  0                0
Laura C. Conigliaro                                  0                 0                  0                0
Liam Connell                                         0                 0                  0                0
Thomas G. Connolly             Ireland/USA           0                 0                  0                0
Frank T. Connor                                      0                 0                  0                0
Donna L. Conti                                       0                 0                  0                0
Karen R. Cook                       UK               0                 0                  0                0
Edith W. Cooper                                      0                 0                  0                0
Philip A. Cooper                                     0                 0                  0                0
Carlos A. Cordeiro                                   0                 0                  0                0
Henry Cornell                                        0                 0                  0                0
E. Gerald Corrigan                                   0                 0                  0                0
Jon S. Corzine                                       0                 0                  0                0
Claudio Costamagna                Italy              0                 0                  0                0
Frank L. Coulson, Jr.                                0                 0                  0                0
Kenneth Courtis                                      0                 0                  0                0
Randolph L. Cowen                                    0                 0                  0                0
Neil D. Crowder                                      0                 0                  0                0
Eduardo A. Cruz                                      0                 0                  0                0
John P. Curtin, Jr.                                  0                 0                  0                0
John W. Curtis                                       0                 0                  0                0
Stephen C. Daffron                                   0                 0                  0                0
John S. Daly                     Ireland             0                 0                  0                0
Philip M. Darivoff                                   0                 0                  0                0
Matthew S. Darnall                                   0                 0                  0                0
Timothy D. Dattels                Canada             0                 0                  0                0

                                  ITEM 6            ITEM 7           ITEM 8                              ITEM 10
                                CITIZENSHIP       SOLE VOTING     SHARED VOTING        ITEM 9             SHARED
                              (UNITED STATES       POWER OF         POWER OF      SOLE DISPOSITIVE     DISPOSITIVE
          ITEM 1             UNLESS OTHERWISE      UNCOVERED        UNCOVERED         POWER OF           POWER OF
NAMES OF REPORTING PERSONS      INDICATED)          SHARES           SHARES       UNCOVERED SHARES   UNCOVERED SHARES
--------------------------      ----------          ------           ------       ----------------   ----------------
Gavyn Davies                           UK                  0                 0                 0                0
Michael G. De Lathauwer              Belgium               0                 0                 0                0
David A. Dechman                                           0                 0                 0                0
Mark Dehnert                                               0                 0                 0                0
Paul C. Deighton                       UK                  0                 0                 0                0
James Del Favero                    Australia              0                 0                 0                0
Juan A. Del Rivero                    Spain                0                 0                 0                0
Robert V. Delaney                                          0                 0                 0                0
Joseph Della Rosa                                          0                 0                 0                0
Emanuel Derman                                             0                 0                 0                0
Martin R. Devenish                     UK                  0                 0                 0                0
Andrew C. Devenport                    UK                  0                 0                 0                0
Stephen D. Dias                        UK                  0                 0                 0                0
Armando A. Diaz                                            0                 0                 0                0
Alexander C. Dibelius                Germany               0                 0                 0                0
Paul M. DiNardo                                            0                 0                 0                0
Simon P. Dingemans                     UK                  0                 0                 0                0
Sandra D'Italia                                            0                 0                 0                0
Michele I. Docharty                                        0                 0                 0                0
Paula A. Dominick                                          0                 0                 0                0
Noel B. Donohoe                      Ireland               0                 0                 0                0
Jana Hale Doty                                             0                 0                 0                0
Robert G. Doumar, Jr.                                      0                 0                 0                0
Thomas M. Dowling                                          0                 0                 0                0
John O. Downing                                            0                 0                 0                0
Michael B. Dubno                                           0                 0                 0                0
Connie K. Duckworth                                        0                 0                 0                0
William C. Dudley                                          0                 0                 0                0
Brian J. Duffy                                             0                 0                 0                0
Matthieu B. Duncan                                         0                 0                 0                0
C. Steven Duncker                                          0                 0                 0                0
Karlo J. Duvnjak                     Canada                0                 0                 0                0
Jay S. Dweck                                               0                 0                 0                0
Gordon E. Dyal                                             0                 0                 0                0
Isabelle Ealet                       France                0                 0                 0                0
Glenn P. Earle                         UK                  0                 0                 0                0
Paul S. Efron                                              0                 0                 0                0
Herbert E. Ehlers                                          0                 0                 0                0
Alexander S. Ehrlich                                       0                 0                 0                0
John E. Eisenberg                                          0                 0                 0                0
Edward K. Eisler                     Austria               0                 0                 0                0

                                  ITEM 6            ITEM 7           ITEM 8                              ITEM 10
                                CITIZENSHIP       SOLE VOTING     SHARED VOTING        ITEM 9             SHARED
                              (UNITED STATES       POWER OF         POWER OF      SOLE DISPOSITIVE     DISPOSITIVE
          ITEM 1             UNLESS OTHERWISE      UNCOVERED        UNCOVERED         POWER OF           POWER OF
NAMES OF REPORTING PERSONS      INDICATED)          SHARES           SHARES       UNCOVERED SHARES   UNCOVERED SHARES
--------------------------      ----------          ------           ------       ----------------   ----------------
Glenn D. Engel                                            0                0                0                0
Davide G. Erro                        Italy               0                0                0                0
Michael P. Esposito                                       0                0                0                0
George C. Estey                       Canada              0                0                0                0
Mark D. Ettenger                                          0                0                0                0
Bruce J. Evans                                            0                0                0                0
J. Michael Evans                      Canada              0                0                0                0
W. Mark Evans                         Canada              0                0                0                0
Charles P. Eve                          UK                0                0                0                0
Brian F. Farr                                             0                0                0                0
Elizabeth C. Fascitelli                                   0                0                0                0
Jeffrey F. Fastov                                         0                0                0                0
Pieter Maarten Feenstra          The Netherlands          0                0                0                0
Steven M. Feldman                                         0                0                0                0
Laurie R. Ferber                                          0                0                0                0
Robert P. Fisher, Jr.                                     0                0                0                0
Lawton W. Fitt                                            0                0                0                0
Stephen C. Fitzgerald               Australia             0                0                0                0
Thomas M. Fitzgerald III                                  0                0                0                0
Daniel M. Fitzpatrick                                     0                0                0                0
James A. Fitzpatrick                                      0                0                0                0
David N. Fleischer                                        0                0                0                0
David B. Ford                                             0                0                0                0
Edward C. Forst                                           0                0                0                0
George B. Foussianes                                      0                0                0                0
Oliver L. Frankel                                         0                0                0                0
Matthew T. Fremont-Smith                                  0                0                0                0
Christopher G. French                   UK                0                0                0                0
Richard A. Friedman                                       0                0                0                0
Matthias K. Frisch                 Switzerland            0                0                0                0
C. Douglas Fuge                                           0                0                0                0
Shirley Fung                            UK                0                0                0                0
Joseph D. Gatto                                           0                0                0                0
Emmanuel Gavaudan                     France              0                0                0                0
Nicholas J. Gaynor                      UK                0                0                0                0
Eduardo B. Gentil                                         0                0                0                0
Peter C. Gerhard                                          0                0                0                0
Nomi P. Ghez                        Israel/USA            0                0                0                0
Scott A. Gieselman                                        0                0                0                0
H. John Gilbertson, Jr.                                   0                0                0                0

                                  ITEM 6            ITEM 7           ITEM 8                              ITEM 10
                                CITIZENSHIP       SOLE VOTING     SHARED VOTING        ITEM 9             SHARED
                              (UNITED STATES       POWER OF         POWER OF      SOLE DISPOSITIVE     DISPOSITIVE
          ITEM 1             UNLESS OTHERWISE      UNCOVERED        UNCOVERED         POWER OF           POWER OF
NAMES OF REPORTING PERSONS      INDICATED)          SHARES           SHARES       UNCOVERED SHARES   UNCOVERED SHARES
--------------------------      ----------          ------           ------       ----------------   ----------------
Joseph H. Gleberman                                       0                 0                 0                0
Richard J. Gnodde                Ireland/South            0                 0                 0                0
                                    Africa
Jeffrey B. Goldenberg                                     0             2,860(8)              0            2,860(8)
Jacob D. Goldfield                                        0                 0                 0                0
James S. Golob                                            0                 0                 0                0
Amy O. Goodfriend                                         0                 0                 0                0
Jay S. Goodgold                                           0                 0                 0                0
Andrew M. Gordon                                          0                 0                 0                0
Anthony J. Gordon                                         0                 0                 0                0
Robert D. Gottlieb                                        0                 0                 0                0
Frank J. Governali                                        0                 0                 0                0
Lorenzo Grabau                       Italy                0                 0                 0                0
Geoffrey T. Grant                                         0                 0                 0                0
William M. Grathwohl                                      0                 0                 0                0
David J. Greenwald                                        0                 0                 0                0
Louis S. Greig                        UK                  0                 0                 0                0
Peter W. Grieve                                           0                 0                 0                0
Christopher Grigg                     UK                  0                 0                 0                0
Douglas C. Grip                                           0                 0                 0                0
Eric P. Grubman                                           0                 0                 0                0
Celeste A. Guth                                           0                 0                 0                0
Joseph D. Gutman                                          0                 0                 0                0
Erol Hakanoglu                      Turkey                0                 0                 0                0
Roger C. Harper                                           0                 0                 0                0
Charles T. Harris III                                     0                 0                 0                0
Robert S. Harrison                                        0                 0                 0                0
Shelley A. Hartman                                        0                 0                 0                0
Paul R. Harvey                                            0                 0                 0                0
Arthur J. Hass                                            0                 0                 0                0
Nobumichi Hattori                    Japan                0                 0                 0                0
Stephen J. Hay                        UK                  0                 0                 0                0
Walter H. Haydock                                         0                 0                 0                0
Isabelle Hayen                      Belgium               0                 0                 0                0
Keith L. Hayes                        UK                  0                 0                 0                0
Thomas J. Healey                                          0                 0                 0                0
John P. Heanue                                            0                 0                 0                0
Robert C. Heathcote                   UK                  0                 0                 0                0


--------

8     Shared with family members.

                                  ITEM 6            ITEM 7           ITEM 8                              ITEM 10
                                CITIZENSHIP       SOLE VOTING     SHARED VOTING        ITEM 9             SHARED
                              (UNITED STATES       POWER OF         POWER OF      SOLE DISPOSITIVE     DISPOSITIVE
          ITEM 1             UNLESS OTHERWISE      UNCOVERED        UNCOVERED         POWER OF           POWER OF
NAMES OF REPORTING PERSONS      INDICATED)          SHARES           SHARES       UNCOVERED SHARES   UNCOVERED SHARES
--------------------------      ----------          ------           ------       ----------------   ----------------
Sylvain M. Hefes                    France              0                0                 0                0
David B. Heller                                         0                0                 0                0
Steven M. Heller                                        0                0                 0                0
R. Douglas Henderson                                    0                0                 0                0
David L. Henle                                          0                0                 0                0
Mary C. Henry                                           0                0                 0                0
Raimund W. Herden                   Germany             0                0                 0                0
Bruce A. Heyman                                         0                0                 0                0
Robert E. Higgins                                       0                0                 0                0
Joanne M. Hill                                          0                0                 0                0
M. Roch Hillenbrand                                     0                0                 0                0
Maykin Ho                                               0                0                 0                0
Timothy E. Hodgson                  Canada              0                0                 0                0
Jacquelyn M. Hoffman-Zehner         Canada              0                0                 0                0
Christopher G. Hogg             New Zealand/USA         0                0                 0                0
Daniel E. Holland III                                   0                0                 0                0
Teresa E. Holliday                                      0                0                 0                0
Gregory T. Hoogkamp                                     0                0                 0                0
Thomas J. Hopkins                                       0                0                 0                0
Robert D. Hormats                                       0                0                 0                0
Robert G. Hottensen, Jr.                                0                0                 0                0
Michael R. Housden                    UK                0                0                 0                0
Paul J. Huchro                                          0                0                 0                0
James A. Hudis                                          0                0                 0                0
Terry P. Hughes                     Ireland             0                0                 0                0
Bimaljit S. Hundal                    UK                0                0                 0                0
Edith A. Hunt                                           0                0                 0                0
Susan J. Hunt                         UK                0                0                 0                0
Robert J. Hurst                                         0                0                 0                0
Toni Infante                                            0                0                 0                0
Francis J. Ingrassia                                    0                0                 0                0
Timothy J. Ingrassia                                    0                0                 0                0
Masahiro Iwano                       Japan              0                0                 0                0
Raymond J. Iwanowski                                    0                0                 0                0
William L. Jacob III                                    0                0                 0                0
Mark M. Jacobs                                          0                0                 0                0
Richard I. Jaffee                                       0                0                 0                0
Reuben Jeffery III                                      0                0                 0                0
Stefan J. Jentzsch                  Germany             0                0                 0                0
Dan H. Jester                                           0                0                 0                0
Daniel J. Jick                                          0                0                 0                0
Robert H. Jolliffe                    UK                0                0                 0                0
Andrew J. Jonas                                         0                0                 0                0

                                  ITEM 6            ITEM 7           ITEM 8                              ITEM 10
                                CITIZENSHIP       SOLE VOTING     SHARED VOTING        ITEM 9             SHARED
                              (UNITED STATES       POWER OF         POWER OF      SOLE DISPOSITIVE     DISPOSITIVE
          ITEM 1             UNLESS OTHERWISE      UNCOVERED        UNCOVERED         POWER OF           POWER OF
NAMES OF REPORTING PERSONS      INDICATED)          SHARES           SHARES       UNCOVERED SHARES   UNCOVERED SHARES
--------------------------      ----------          ------           ------       ----------------   ----------------
Robert C. Jones                                          0                0                0                0
Chansoo Joung                                            0                0                0                0
Andrew J. Kaiser                                         0                0                0                0
Ann F. Kaplan                                            21               0               21                0
Barry A. Kaplan                                          0                0                0                0
David A. Kaplan                                          0                0                0                0
Jason S. Kaplan                                          0                0                0                0
Robert S. Kaplan                                         0                0                0                0
Scott B. Kapnick                                         0                0                0                0
Erland S. Karlsson                   Sweden              0                0                0                0
James M. Karp                                            0                0                0                0
Richard Katz                                             0                0                0                0
Robert J. Katz                                           0                0                0                0
Sofia Katzap                                             0                0                0                0
David K. Kaugher                                         0                0                0                0
Tetsuya Kawano                        Japan              0                0                0                0
R. Mark Keating                                          0                0                0                0
John L. Kelly                                            0                0                0                0
Kevin W. Kennedy                                         0                0                0                0
Thomas J. Kenny                                          0                0                0                0
Lawrence S. Keusch                                       0                0                0                0
Rustom N. Khandalavala                                   0                0                0                0
Peter D. Kiernan III                                     0                0                0                0
James T. Kiernan, Jr.                                    0                0                0                0
Sun Bae Kim                          Canada              0                0                0                0
Douglas W. Kimmelman                                     0                0                0                0
Colin E. King                        Canada              0                0                0                0
Robert C. King, Jr.                                      0                0                0                0
Adrian P. Kingshott                    UK                0                0                0                0
Timothy M. Kingston                                      0                0                0                0
Lincoln Kinnicutt                                        0                0                0                0
Ewan M. Kirk                           UK                0                0                0                0
Daniel H. Klebes II                                      0                0                0                0
Michael K. Klingher                                      0                0                0                0
Craig A. Kloner                                          0                0                0                0
Jonathan R. Knight                     UK                0                0                0                0

                                  ITEM 6            ITEM 7           ITEM 8                              ITEM 10
                                CITIZENSHIP       SOLE VOTING     SHARED VOTING        ITEM 9             SHARED
                              (UNITED STATES       POWER OF         POWER OF      SOLE DISPOSITIVE     DISPOSITIVE
          ITEM 1             UNLESS OTHERWISE      UNCOVERED        UNCOVERED         POWER OF           POWER OF
NAMES OF REPORTING PERSONS      INDICATED)          SHARES           SHARES       UNCOVERED SHARES   UNCOVERED SHARES
--------------------------      ----------          ------           ------       ----------------   ----------------
Bradford C. Koenig                                      0                0                0                0
Mark J. Kogan                                           0                0                0                0
Stanley Kogelman                                        0                0                0                0
Jonathan L. Kolatch                                     0                0                0                0
Richard E. Kolman                                       0                0                0                0
David J. Kostin                                         0                0                0                0
Koji Kotaka                          Japan              0                0                0                0
Peter S. Kraus                                          0               15(9)             0               15(9)
Lawrence Kutscher                                       0                0                0                0
Christoph M. Ladanyi                Austria             0                0                0                0
Peggy A. Lamb                                           0                0                0                0
David  G. Lambert                                       0                0                0                0
Thomas K. Lane                                          0                0                0                0
Pierre F. Lapeyre, Jr.                                  0                0                0                0
Bruce M. Larson                                         0                0                0                0
Thomas D. Lasersohn                                     0                0                0                0
Anthony D. Lauto                                        0                0                0                0
John J. Lauto                                           0                0                0                0
Matthew Lavicka                                         0                0                0                0
David N. Lawrence                                       0                0                0                0
Peter Layton                                            0                0                0                0
Susan R. Leadem                                         0                0                0                0
Andrew D. Learoyd                     UK                0                0                0                0
Chang-Ho J. Lee                 USA/South Korea         0                0                0                0
Donald C. Lee                                           0                0                0                0
Kenneth H. M. Leet                                      0                0                0                0
Anthony J. Leitner                                      0                0                0                0
Paulo C. Leme                                           0                0                0                0
Hughes B. Lepic                     France              0                0                0                0
Alan B. Levande                                         0                0                0                0
Ronald S. Levin                                         0                0                0                0
Jack Levy                                               0                0                0                0
Thomas B. Lewis, Jr.                                    0                0                0                0
Mark E. Leydecker                                       0                0                0                0
Matthew G. L'Heureux                                    0                0                0                0
Gwen R. Libstag                                         0                0                0                0
Stephen C. Lichtenauer                                  0                0                0                0
Roger A. Liddell                      UK                0                0                0                0
Richard J. Lieb                                         0                0                0                0
Mitchell J. Lieberman                                   0                0                0                0
Syaru Shirley Lin                                       0                0                0                0
Josephine Linden                      UK                0                0                0                0
Lawrence H. Linden                                      0                0                0                0
Robert Litterman                                        0                0                0                0


--------

(9)   Shared with family members.

                                  ITEM 6            ITEM 7           ITEM 8                              ITEM 10
                                CITIZENSHIP       SOLE VOTING     SHARED VOTING        ITEM 9             SHARED
                              (UNITED STATES       POWER OF         POWER OF      SOLE DISPOSITIVE     DISPOSITIVE
          ITEM 1             UNLESS OTHERWISE      UNCOVERED        UNCOVERED         POWER OF           POWER OF
NAMES OF REPORTING PERSONS      INDICATED)          SHARES           SHARES       UNCOVERED SHARES   UNCOVERED SHARES
--------------------------      ----------          ------           ------       ----------------   ----------------
Robert H. Litzenberger                                     0                0               0                0
David McD A. Livingstone            Australia              0                0               0                0
Douglas F. Londal                                          0                0               0                0
Jacques M. Longerstaey             USA/Belgium             0                0               0                0
Jonathan M. Lopatin                                        0                0               0                0
Francisco Lopez-Balboa                                     0                0               0                0
Victor M. Lopez-Balboa                                     0                0               0                0
Antigone Loudiadis                      UK                 0                0               0                0
C. Richard Lucy                                            0                0               0                0
Michael C. Luethke                                         0                0               0                0
Kevin L. Lundeen                                           0                0               0                0
Michael R. Lynch                                           0                0               0                0
Shogo Maeda                           Japan                0                0               0                0
John A. Mahoney                                            0                0               0                0
Sean O. Mahoney                                            0                0               0                0
Russell E. Makowsky                                        0                0               0                0
Peter G. C. Mallinson                   UK                 0                0               0                0
Kathleen M. Maloney                                        0                0               0                0
Charles G. R. Manby                     UK                 0                0               0                0
Robert S. Mancini                                          0                0               0                0
Barry A. Mannis                                            0                0               0                0
Arthur S. Margulis, Jr.                                    0                0               0                0
Jorge O. Mariscal                     Mexico               0                0               0                0
Richard J. Markowitz                                       0                0               0                0
Ronald G. Marks                                            0                0               0                0
Robert J. Markwick                      UK                 0                0               0                0
Eff W. Martin                                              0                0               0                0
Jacques Martin                        Canada               0                0               0                0
John J. Masterson                                          0                0               0                0
David J. Mastrocola                                        0                0               0                0
Kathy M. Matsui                                            0                0               0                0
Tadanori Matsumura                    Japan                0                0               0                0
Heinz Thomas Mayer                   Germany               0                0               0                0
Thomas J. McAdam                                           0                0               0                0
Richard F. McArdle                                         0                0               0                0
Theresa E. McCabe                                          0                0               0                0
Joseph M. McConnell                                        0                0               0                0

                                  ITEM 6            ITEM 7           ITEM 8                              ITEM 10
                                CITIZENSHIP       SOLE VOTING     SHARED VOTING        ITEM 9             SHARED
                              (UNITED STATES       POWER OF         POWER OF      SOLE DISPOSITIVE     DISPOSITIVE
          ITEM 1             UNLESS OTHERWISE      UNCOVERED        UNCOVERED         POWER OF           POWER OF
NAMES OF REPORTING PERSONS      INDICATED)          SHARES           SHARES       UNCOVERED SHARES   UNCOVERED SHARES
--------------------------      ----------          ------           ------       ----------------   ----------------
Mark E. McGoldrick                                    0                0                 0                 0
Joseph P. McGrath Jr.                                 0                0                 0                 0
Stephen J. McGuinness                                 0                0                 0                 0
John C. McIntire                                      0                0                 0                 0
John W. McMahon                                       0                0                 0                 0
Geraldine F. McManus                                  0                0                 0                 0
Richard P. McNeil                 Jamaica             0                0                 0                 0
Audrey A. McNiff                                      0                0                 0                 0
Anne Welsh McNulty                                    0                0                 0                 0
John P. McNulty                                       0                0                 0                 0
E. Scott Mead                                         0                0                 0                 0
David M. Meerschwam           The Netherlands         0                0                 0                 0
Sanjeev K. Mehra                   India              0                0                 0                 0
Michael C. Melignano                                  0                0                 0                 0
Amos Meron                                            0                0                 0                 0
T. Willem Mesdag                                      0                0                 0                 0
Andrew L. Metcalfe                   UK               0                0                 0                 0
Michael R. Miele                                      0                0                 0                 0
Gunnar T. Miller                                      0                0                 0                 0
Kenneth A. Miller                                     0                0                 0                 0
Therese L. Miller                                     0                0                 0                 0
James E. Milligan                                     0                0                 0                 0
Eric M. Mindich                                       0                0                 0                 0
Peter A. Mindnich                                     0                0                 0                 0
Edward S. Misrahi                  Italy              0                0                 0                 0
Steven T. Mnuchin                                     0                0                 0                 0
Kurt C. Mobley                                        0                0                 0                 0
Masanori Mochida                   Japan              0                0                 0                 0
Karsten N. Moller                 Denmark             0                0                 0                 0
Thomas K. Montag                                      0                0                 0                 0
Wayne L. Moore                                        0                0                 0                 0
Yukihiro Moroe                     Japan              0                0                 0                 0
Robert B. Morris III                                  0                0                 0                 0
Michael P. Mortara                                    0                0                 0                 0
Jennifer Moses                                        0                0                 0                 0
Jeffrey M. Moslow                                     0                0                 0                 0

                                  ITEM 6            ITEM 7           ITEM 8                              ITEM 10
                                CITIZENSHIP       SOLE VOTING     SHARED VOTING        ITEM 9             SHARED
                              (UNITED STATES       POWER OF         POWER OF      SOLE DISPOSITIVE     DISPOSITIVE
          ITEM 1             UNLESS OTHERWISE      UNCOVERED        UNCOVERED         POWER OF           POWER OF
NAMES OF REPORTING PERSONS      INDICATED)          SHARES           SHARES       UNCOVERED SHARES   UNCOVERED SHARES
--------------------------      ----------          ------           ------       ----------------   ----------------
Sharmin Mossavar-Rahmani                 UK              0                 0                 0                 0
Gregory T. Mount                                         0                 0                 0                 0
Ian Mukherjee                            UK              0                 0                 0                 0
Edward A. Mule                                           0                 0                 0                 0
Eric D. Mullins                                          0                 0                 0                 0
Donald J. Mulvihill                                      0                 0                 0                 0
Patrick E. Mulvihill                  Ireland            0                 0                 0                 0
Richard A. Murley                        UK              0                 0                 0                 0
Philip D. Murphy                                        43                 0                43                 0
Thomas S. Murphy, Jr.                                    0                 0                 0                 0
Gaetano J. Muzio                                         0                 0                 0                 0
Michiya Nagai                          Japan             0                 0                 0                 0
Gabrielle U. Napolitano                                  0                 0                 0                 0
Avi M. Nash                                              0                 0                 0                 0
Trevor P. Nash                           UK              0                 0                 0                 0
Warwick M. Negus                     Australia           0                 0                 0                 0
Daniel M. Neidich                                       22                 0                22                 0
Kipp M. Nelson                                           0                 0                 0                 0
Robin Neustein                                           0                 0                 0                 0
Duncan L. Niederauer                                     0                 0                 0                 0
Susan M. Noble                           UK              0                 0                 0                 0
Suok J. Noh                                              0                 0                 0                 0
Suzanne Nora Johnson                                     0                 0                 0                 0
Christopher K. Norton                                    0                 0                 0                 0
Michael E. Novogratz                                     0                 0                 0                 0
Jay S. Nydick                                            0                 0                 0                 0
Katherine K. Oakley                                      0                 0                 0                 0
Alok Oberoi                            India             0                 0                 0                 0
David Ogens                                              0                 0                 0                 0
Jinsuk T. Oh                        South Korea          0                 0                 0                 0
John C. O'Hara                                           0                 0                 0                 0
Terence J. O'Neill                       UK              0                 0                 0                 0
Timothy J. O'Neill                                       0                 0                 0                 0
Richard T. Ong                        Malaysia           0                 0                 0                 0
Ronald M. Ongaro                                         0                 0                 0                 0
Donald C. Opatrny, Jr.                                   0                 0                 0                 0
Daniel B. O'Rourke                                       0                 0                 0                 0

                                  ITEM 6            ITEM 7           ITEM 8                              ITEM 10
                                CITIZENSHIP       SOLE VOTING     SHARED VOTING        ITEM 9             SHARED
                              (UNITED STATES       POWER OF         POWER OF      SOLE DISPOSITIVE     DISPOSITIVE
          ITEM 1             UNLESS OTHERWISE      UNCOVERED        UNCOVERED         POWER OF           POWER OF
NAMES OF REPORTING PERSONS      INDICATED)          SHARES           SHARES       UNCOVERED SHARES   UNCOVERED SHARES
--------------------------      ----------          ------           ------       ----------------   ----------------
Robert J. O'Shea                                          0                 0                0                0
Joel D. Ospa                                              0                 0                0                0
Greg M. Ostroff                                           0                 0                0                0
Terence M. O'Toole                                        0                 0                0                0
Robert J. Pace                                            0                 0                0                0
Robert N. Packer                                          0                 0                0                0
Gregory K. Palm                                           0                 0                0                0
Mukesh K. Parekh                                          0                 0                0                0
Geoffrey M. Parker                                        0                 0                0                0
Melissa B. Patrusky                                       0                 0                0                0
Henry M. Paulson, Jr.                                     0                 0                0                0
David B. Philip                                           0                 0                0                0
Paul A. Phillips                                          0                 0                0                0
Alberto M. Piedra, Jr.                                    0                 0                0                0
Stephen R. Pierce                                         0                 0                0                0
Philip J. Pifer                                           0                 0                0                0
Scott M. Pinkus                                           0                 0                0                0
Timothy C. Plaut                     Germany              0                 0                0                0
Andrea Ponti                        Italy/USA             0                 0                0                0
Ellen R. Porges                                           0                 0                0                0
Wiet H. M. Pot                   The Netherlands          0                 0                0                0
Michael J. Poulter                     UK                 0                 0                0                0
John J. Powers                                            0                 0                0                0
Richard H. Powers                                         0                 0                0                0
Michael A. Price                                          0                 0                0                0
Scott S. Prince                                           0                 0                0                0
Nomi M. Prins                                             0                 0                0                0
Goran V. Puljic                                           0             1,000(10)            0            1,000(10)
Alok Puri                              UK                 0                 0                0                0
Kevin A. Quinn                                            0                 0                0                0
Stephen D. Quinn                                          0                 0                0                0
John J. Rafter                       Ireland              0                 0                0                0
Jonathan Raleigh                                          0                 0                0                0
Dioscoro-Roy I. Ramos             Phillippines            0                 0                0                0
Gregory G. Randolph                                       0                 0                0                0
Charlotte P. Ransom                    UK                 0                 0                0                0
Michael G. Rantz                                          0                 0                0                0
Joseph Ravitch                                            0                 0                0                0
Girish V. Reddy                                           0                 0                0                0
Arthur J. Reimers III                                     0                 0                0                0
Anthony John Reizenstein               UK                 0                 0                0                0
James P. Riley, Jr.                                       0                 0                0                0
Kimberly E. Ritrievi                                      0                 0                0                0
John Rizner                                               0                 0                0                0
Simon M. Robertson                     UK                 0                 0                0                0


--------

10    Shared with family members.

                                  ITEM 6            ITEM 7           ITEM 8                              ITEM 10
                                CITIZENSHIP       SOLE VOTING     SHARED VOTING        ITEM 9             SHARED
                              (UNITED STATES       POWER OF         POWER OF      SOLE DISPOSITIVE     DISPOSITIVE
          ITEM 1             UNLESS OTHERWISE      UNCOVERED        UNCOVERED         POWER OF           POWER OF
NAMES OF REPORTING PERSONS      INDICATED)          SHARES           SHARES       UNCOVERED SHARES   UNCOVERED SHARES
--------------------------      ----------          ------           ------       ----------------   ----------------
J. David Rogers                                        0                0                0                 0
John F. W. Rogers                                      0                0                0                 0
Emmanuel Roman                    France               0                0                0                 0
Eileen P. Rominger                                     0                0                0                 0
Pamela P. Root                                         0                0                0                 0
Ralph F. Rosenberg                                     0                0                0                 0
Jacob D. Rosengarten                                   0                0                0                 0
Richard J. Rosenstein                                  0                0                0                 0
Ivan Ross                                              0                0                0                 0
Stuart M. Rothenberg                                   0                0                0                 0
Stuart R. Rubenstein                                   0                0                0                 0
Michael S. Rubinoff                                    0                0                0                 0
Ernest H. Ruehl, Jr.                                   0                0                0                 0
Paul M. Russo                                          0                0                0                 0
Richard M. Ruzika                                      0                0                0                 0
John C. Ryan                                           0                0                0                 0
Michael D. Ryan                                        0                0                0                 0
Katsunori Sago                     Japan               0                0                0                 0
Pablo J. Salame                   Ecuador              0                0                0                 0
J. Michael Sanders                                     0                0                0                 0
Allen Sangines-Krause             Mexico               0                0                0                 0
Richard A. Sapp                                        0                0                0                 0
Joseph Sassoon                    Israel               0                0                0                 0
Tsutomu Sato                       Japan             240                0              240                 0
Muneer A. Satter                                       0                0                0                 0
Jonathan S. Savitz                                     0                0                0                 0
Peter Savitz                                           0                0                0                 0
Paul S. Schapira                   Italy               0                0                0                 0
P. Sheridan Schechner                              1,000                0            1,000                 0
Gary B. Schermerhorn                                   0                0                0                 0
Mitchell I. Scherzer              Canada               0                0                0                 0
Howard B. Schiller                                     0                0                0                 0
Jeffrey W. Schroeder                                   0                0                0                 0
Antoine Schwartz                  France               0                0                0                 0
Eric S. Schwartz                                       0                0                0                 0
Harvey M. Schwartz                                     0                0                0                 0
Mark Schwartz                                          0                0                0                 0
Steven M. Scopellite                                   0                0                0                 0
David J. Scudellari                                    0                0                0                 0
Charles B. Seelig, Jr.                                 0                0                0                 0
Karen D. Seitz                                         0                0                0                 0
Randolph Sesson, Jr.                                   0                0                0                 0
Steven M. Shafran                                      0                0                0                 0


                                                                                                            ITEM 10
                                    ITEM 6            ITEM 7                                ITEM 9           SHARED
                                  CITIZENSHIP       SOLE VOTING          ITEM 8              SOLE         DISPOSITIVE
                                (UNITED STATES       POWER OF        SHARED VOTING       DISPOSITIVE        POWER OF
           ITEM 1              UNLESS OTHERWISE      UNCOVERED          POWER OF           POWER OF        UNCOVERED
 NAMES OF REPORTING PERSONS       INDICATED)          SHARES        UNCOVERED SHARES   UNCOVERED SHARES      SHARES
Richard S. Sharp                      UK                 0                 0                  0                0
John P. Shaughnessy                                      0                 0                  0                0
Robert J. Shea, Jr.                                      0                 0                  0                0
James M. Sheridan                                        0                 0                  0                0
Richard G. Sherlund                                      0                 0                  0                0
Michael S. Sherwood                   UK                 0                 0                  0                0
Michael H. Siegel                                        0                 0                  0                0
Howard A. Silverstein                                    0                 0                  0                0
Richard P. Simon                                         0                 0                  0                0
Victor R. Simone, Jr.                                    0                 0                  0                0
Dinakar Singh                                            0                 0                  0                0
Ravi M. Singh                                            0                 0                  0                0
Ravi Sinha                         India/USA             0                 0                  0                0
Allen W. Sinsheimer                                      0                 0                  0                0
Edward M. Siskind                                        0                 0                  0                0
Christian J. Siva-Jothy               UK                 0                 0                  0                0
Mark F. Slaughter                                        0                 0                  0                0
Linda J. Slotnick                                        0                 0                  0                0
Cody J Smith                                             0                 0                  0                0
Derek S. Smith                                           0                 0                  0                0
Michael M. Smith                                         0                 0                  0                0
Sarah E. Smith                        UK                 0                 0                  0                0
Trevor A. Smith                       UK                 0                 0                  0                0
Randolph C. Snook                                        0                 0                  0                0
Jonathan S. Sobel                                        0                 0                  0                0
David M. Solomon                                         0                 0                  0                0
Judah C. Sommer                                          0                 0                  0                0
Theodore T. Sotir                                        0                 0                  0                0
Daniel L. Sparks                                         0                 0                  0                0
Marc A. Spilker                                          0                 0                  0                0
Daniel W. Stanton                                        0                 0                  0                0
Esta E. Stecher                                          0                 0                  0                0
Fredric E. Steck                                         0                 0                  0                0
Robert K. Steel                                          0                 0                  0                0
Robert S. Stellato                                       0                 0                  0                0
Joseph P. Stevens                                        0                 0                  0                0
Raymond S. Stolz                                         0                 0                  0                0
Steven H. Strongin                                       0                 0                  0                0
Andrew J. Stuart                   Australia             0                 0                  0                0



                                                                                                            ITEM 10
                                    ITEM 6            ITEM 7                                ITEM 9           SHARED
                                  CITIZENSHIP       SOLE VOTING          ITEM 8              SOLE         DISPOSITIVE
                                (UNITED STATES       POWER OF        SHARED VOTING       DISPOSITIVE        POWER OF
           ITEM 1              UNLESS OTHERWISE      UNCOVERED          POWER OF           POWER OF        UNCOVERED
 NAMES OF REPORTING PERSONS       INDICATED)          SHARES        UNCOVERED SHARES   UNCOVERED SHARES      SHARES
Patrick Sullivan                                          0                 0                0                 0
Hsueh J. Sung                     Taiwan                  0                 0                0                 0
George M. Suspanic                 Spain                  0                 0                0                 0
Peter D. Sutherland               Ireland                 0                 0                0                 0
Andrew M. Swinburne                 UK                    0                 0                0                 0
Gene T. Sykes                                             0                 0                0                 0
Shahriar Tadjbakhsh                                       0                 0                0                 0
Ronald K. Tanemura                UK/USA                  0                 0                0                 0
John H. Taylor                                            0                 0                0                 0
Robert E. Taylor                                          0                 0                0                 0
Greg W. Tebbe                                             0                 0                0                 0
Kiyotaka Teranishi                 Japan                  0                 0                0                 0
Mark R. Tercek                                            0                 0                0                 0
Donald F. Textor                                          0                 0                0                 0
John A. Thain                                             0                 0                0                 0
Darren S. Thompson                                        0                 0                0                 0
John L. Thornton                                          0                 0                0                 0
Rory T. Tobin                     Ireland                 0                 0                0                 0
Daisuke Toki                       Japan                  0                 0                0                 0
Massimo Tononi                     Italy                  0                 0                0                 0
John R. Tormondsen                                        0                 0                0                 0
Leslie C. Tortora                                         0                 0                0                 0
John L. Townsend III                                      0                 0                0                 0
Mark J. Tracey                      UK                    0                 0                0                 0
Stephen S. Trevor                                         0                 0                0                 0
Byron D. Trott                                            0                 0                0                 0
Michael A. Troy                                           0                 0                0                 0
Donald J. Truesdale                                       0                 0                0                 0
Robert B. Tudor III                                       0                 0                0                 0
Thomas E. Tuft                                            0                 0                0                 0
John Tumilty                        UK                    0                 0                0                 0
Barry S. Turkanis                                         0                 0                0                 0
Malcolm B. Turnbull              Australia              554                 0              554                 0
Christopher H. Turner                                     0                 0                0                 0
Thomas B. Tyree, Jr.                                      0                 0                0                 0
Harkanwar Uberoi                   India                  0                 0                0                 0
Kaysie P. Uniacke                                         0                 0                0                 0
John E. Urban                                             0                 0                0                 0
Hugo H. Van Vredenburch       The Netherlands             0                 0                0                 0
Lee G. Vance                                              0                 0                0                 0
Corrado P. Varoli                 Canada                  0                 0                0                 0
John J. Vaske                                             0                 0                0                 0


                                                                                                            ITEM 10
                                    ITEM 6            ITEM 7                                ITEM 9           SHARED
                                  CITIZENSHIP       SOLE VOTING          ITEM 8             SOLE         DISPOSITIVE
                                (UNITED STATES       POWER OF        SHARED VOTING       DISPOSITIVE        POWER OF
           ITEM 1              UNLESS OTHERWISE      UNCOVERED          POWER OF           POWER OF        UNCOVERED
 NAMES OF REPORTING PERSONS       INDICATED)          SHARES        UNCOVERED SHARES   UNCOVERED SHARES      SHARES
David A. Viniar                                          0                 0                 0                 0
Barry S. Volpert                                         0                 0                 0                 0
George H. Walker IV                                      0                 0                 0                 0
Thomas B. Walker III                                     0                 0                 0                 0
Berent A. Wallendahl                 Norway              0                 0                 0                 0
David R. Walton                        UK                0                 0                 0                 0
Hsueh-Ming Wang                                          0                 0                 0                 0
Patrick J. Ward                                          0                 0                 0                 0
Haruko Watanuki                      Japan               0                 0                 0                 0
Edward F. Watts, Jr.                                     0               300(11)             0               300(11)
David M. Weil                                            0                 0                 0                 0
John S. Weinberg                                         0                 0                 0                 0
Peter A. Weinberg                                        0                 0                 0                 0
Helge Weiner-Trapness                Sweden              0                 0                 0                 0
Mark S. Weiss                                            0                 0                 0                 0
George W. Wellde, Jr.                                    0                 0                 0                 0
Bradley W. Wendt                                         0                 0                 0                 0
Lance N. West                                            0                 0                 0                 0
Peter Wheeler                          UK                0                 0                 0                 0
Barbara A. White                                         0                 0                 0                 0
A. Carver Wickman                                        0                 0                 0                 0
Susan A. Willetts                                        0                 0                 0                 0
Anthony G. Williams                    UK                0                 0                 0                 0
Christopher G. Williams                UK                0                 0                 0                 0
Gary W. Williams                                         0                 0                 0                 0
Todd A. Williams                                         0                 0                 0                 0
John S. Willian                                          0                 0                 0                 0
Kenneth W. Willman                                       0                 0                 0                 0
Kevin D. Willsey                                         0                 0                 0                 0
Andrew F. Wilson                  New Zealand            0                 0                 0                 0
Kendrick R. Wilson III                                   0                 0                 0                 0
Jon Winkelried                                           0                 0                 0                 0
Steven J. Wisch                                          0                 0                 0                 0
Michael S. Wishart                                       0                 0                 0                 0
Richard E. Witten                                        0                 0                 0                 0
William H. Wolf, Jr.                                     0                 0                 0                 0
Tracy R. Wolstencroft                                    0                 0                 0                 0
Zi Wang Xu                        Canada/China           0                 0                 0                 0
                                     (PRC)
Richard A. Yacenda                                       0                 0                 0                 0
Tetsufumi Yamakawa                   Japan               0                 0                 0                 0
Yasuyo Yamazaki                      Japan              11                 0                11                 0
Anne Yang                                                0                 0                 0                 0
Xiang-Dong Yang                   China (PRC)            0                 0                 0                 0

(11) Shared with family members.


                                                                                                            ITEM 10
                                    ITEM 6            ITEM 7                                ITEM 9           SHARED
                                  CITIZENSHIP       SOLE VOTING          ITEM 8             SOLE         DISPOSITIVE
                                (UNITED STATES       POWER OF        SHARED VOTING       DISPOSITIVE        POWER OF
           ITEM 1              UNLESS OTHERWISE      UNCOVERED          POWER OF           POWER OF        UNCOVERED
 NAMES OF REPORTING PERSONS       INDICATED)          SHARES        UNCOVERED SHARES   UNCOVERED SHARES      SHARES
Danny O. Yee                                            0                                    0                 0
Jaime E. Yordan                                         0                0                   0                 0
W. Thomas York, Jr.                                     0                0                   0                 0
Paul M. Young                                           0                0                   0                 0
Richard M. Young                                        0                0                   0                 0
Michael J. Zamkow                                       0              35(12)                0                35(12)
Paolo Zannoni                       Italy               0                0                   0                 0
Yoel Zaoui                          France              0                0                   0                 0
Gregory H. Zehner                                       0                0                   0                 0
Jide J. Zeitlin                                         0                0                   0                 0
Joan H. Zief                                            0                0                   0                 0
Joseph R. Zimmel                                        0                0                   0                 0
James P. Ziperski                                       0                0                   0                 0
Barry L. Zubrow                                         0                0                   0                 0
Mark A. Zurack                                          0                0                   0                 0

Shares held by 92 private            N/A                0        1,585,158                   0         1,585,158
charitable foundations
established by 92 Covered
Persons each of whom is a
co-trustee of one or more of
such private charitable
foundations(13)

(12)   Shared with family members.
(13) Each Covered Person disclaims beneficial ownership of all such shares of Common Stock.
                                       21

                                    ITEM 6
                                   PLACE OF                                                                 ITEM 10
                                 ORGANIZATION         ITEM 7                               ITEM 9           SHARED
                                  (NEW YORK        SOLE VOTING           ITEM 8             SOLE         DISPOSITIVE
                                    UNLESS           POWER OF        SHARED VOTING       DISPOSITIVE        POWER OF
           ITEM 1                 OTHERWISE          UNCOVERED          POWER OF           POWER OF        UNCOVERED
 NAMES OF REPORTING PERSONS       INDICATED)          SHARES        UNCOVERED SHARES   UNCOVERED SHARES      SHARES
 --------------------------       ----------          ------        ----------------   ----------------      ------
TRUSTS
------
2000 Carlos A. Cordeiro
    Grantor Retained Annuity
    Trust                                               0                0                   0                 0
2000 Danny O. Yee Grantor
    Retained Annuity Trust                              0                0                   0                 0
2000 Douglas W. Kimmelman
    Grantor Retained Annuity
    Trust                                               0                0                   0                 0
2000 Girish V. Reddy Grantor
    Retained Annuity Trust                              0                0                   0                 0
2000 James M. Sheridan
    Grantor Retained Annuity
    Trust                                               0                0                   0                 0
2000 John A. Thain Grantor
    Retained Annuity Trust                              0                0                   0                 0
2000 Kipp M. Nelson Grantor
    Retained Annuity Trust                              0                0                   0                 0
2000 Mary Ann Casati Grantor
    Retained Annuity Trust                              0                0                   0                 0
2000 Michael E. Novogratz
    Grantor Retained Annuity
    Trust                                               0                0                   0                 0
2000 Scott S. Prince Grantor
    Retained Annuity Trust                              0                0                   0                 0
The Abby Joseph Cohen 2000
    Annuity Trust I                                     0                0                   0                 0
The Abby Joseph Cohen 2000
    Family Trust                                        0                0                   0                 0
The Adina R. Lopatin 2000
    Trust                                               0                0                   0                 0
The Alexander H. Witten 2000
    Trust                                               0                0                   0                 0
The Alexander I. Berlinski
    2000 Trust                                          0                0                   0                 0
The Alexander Litzenberger
    2000 Grantor Retained
    Annuity Trust                                       0                0                   0                 0

                                    ITEM 6
                                   PLACE OF                                                                 ITEM 10
                                 ORGANIZATION         ITEM 7                                ITEM 9           SHARED
                                  (NEW YORK         SOLE VOTING          ITEM 8             SOLE         DISPOSITIVE
                                    UNLESS           POWER OF        SHARED VOTING       DISPOSITIVE        POWER OF
           ITEM 1                 OTHERWISE          UNCOVERED          POWER OF           POWER OF        UNCOVERED
 NAMES OF REPORTING PERSONS       INDICATED)          SHARES        UNCOVERED SHARES   UNCOVERED SHARES      SHARES
 --------------------------      ------------         ------        ----------------   ----------------      ------
The Alexander Litzenberger
    Remainder Trust                                     0                   0                   0               0
The Alexandra D. Steel 2000
    Trust                                               0                   0                   0               0
The Alexis Blood 2000 Trust                             0                   0                   0               0
The Alyssa Blood 2000 Trust                             0                   0                   0               0
The Amanda Liann Mead 2000
    Trust                                               0                   0                   0               0
Anahue Trust                        Jersey              0                   0                   0               0
Andrew L.
    Fippinger-Millennium
    Trust                                               0                   0                   0               0
The Andrew M Alper 2000
    Annuity Trust I                                     0                   0                   0               0
The Andrew M. Gordon 2000
    Family Trust                                        0                   0                   0               0
Ann F. Kaplan Two Year Trust
    Dated June 2000                                     0                   0                   0               0
The Anne R. Witten 2000 Trust                           0                   0                   0               0
The Anne Sullivan Wellde
    2000 Trust                                          0                   0                   0               0
The Anthony D. Lauto 2000
    Annuity Trust I                                     0                   0                   0               0
The Anthony D. Lauto 2000
    Family Trust                                        0                   0                   0               0
The Arthur J. Reimers, III
    Defective Trust 2000         Connecticut            0                   0                   0               0
Arthur J. Reimers, III
    Grantor Retained Annuity
    Trust 2000                   Connecticut            0                   0                   0               0
The Avi M. Nash 2000 Annuity
    Trust I                                             0                   0                   0               0
The Avi M. Nash 2000 Family
    Trust                                               0                   0                   0               0
The Bari Marissa Schwartz
    2000 Trust                                          0                   0                   0               0
Barry A. Kaplan 2000 Family
    Trust                                               0                   0                   0               0
Barry A. Kaplan 2000 GRAT                               0                   0                   0               0
The Barry L. Zubrow 2000
    Annuity Trust I                                     0                   0                   0               0
The Barry L. Zubrow 2000
    Family Trust                                        0                   0                   0               0


                                                                                                            ITEM 10
                                    ITEM 6            ITEM 7                                ITEM 9           SHARED
                             PLACE OF ORGANIZATION  SOLE VOTING          ITEM 8             SOLE         DISPOSITIVE
                                  (NEW YORK          POWER OF        SHARED VOTING       DISPOSITIVE        POWER OF
           ITEM 1              UNLESS OTHERWISE      UNCOVERED          POWER OF           POWER OF        UNCOVERED
 NAMES OF REPORTING PERSONS       INDICATED)          SHARES        UNCOVERED SHARES   UNCOVERED SHARES      SHARES
 --------------------------       ----------          ------        ----------------   ----------------      ------
The Benjamin H. Sherlund
    2000 Trust                                          0                0                   0                  0
The Benjamin Kraus 2000 Trust                           0                0                   0                  0
The Bradley Abelow Family
    2000 Trust                                          0                0                   0                  0
The Caceres Novogratz Family
    Trust                                               0                0                   0                  0
The Carlos A. Cordeiro Trust                            0                0                   0                  0
The Charlotte Steel 2000
    Trust                                               0                0                   0                  0
The Charlotte Textor 2000
    Trust                                               0                0                   0                  0
The Christopher A. Cole 2000
    Annuity Trust I                                     0                0                   0                  0
The Christopher A. Cole 2000
    Family Trust                                        0                0                   0                  0
The Christopher K. Norton
    2000 Family Trust                                   0                0                   0                  0
The Christopher Palmisano
    2000 Grantor Retained
    Annuity Trust                                       0                0                   0                  0
The Christopher Palmisano
    Remainder Trust                                     0                0                   0                  0
The Christopher Ryan Tortora
    2000 Trust                                          0                0                   0                  0
The Cody J Smith 2000
    Annuity Trust I                                     0                0                   0                  0
The Cody J Smith 2000 Family
    Trust                                               0                0                   0                  0
The Connie K. Duckworth 2000
    Annuity Trust I                                     0                0                   0                  0
The Connie K. Duckworth 2000
    Family Trust                                        0                0                   0                  0
The Constance A. Haydock
    2000 Trust                                          0                0                   0                  0
The Daniel Alexander
    Schwartz 2000 Trust                                 0                0                   0                  0
The Daniel M. Neidich 2000
    Annuity Trust I                                     0                0                   0                  0
The Daniel W. Stanton 2000
    Annuity Trust I                                     0                0                   0                  0
The Daniel W. Stanton, II
    2000 Trust                                          0                0                   0                  0



                                                                                                            ITEM 10
                                    ITEM 6            ITEM 7                                ITEM 9           SHARED
                             PLACE OF ORGANIZATION  SOLE VOTING          ITEM 8             SOLE         DISPOSITIVE
                                  (NEW YORK          POWER OF        SHARED VOTING       DISPOSITIVE        POWER OF
           ITEM 1              UNLESS OTHERWISE      UNCOVERED          POWER OF           POWER OF        UNCOVERED
 NAMES OF REPORTING PERSONS       INDICATED)          SHARES        UNCOVERED SHARES   UNCOVERED SHARES      SHARES
 --------------------------       ----------          ------        ----------------   ----------------      ------
The Danny O. Yee Trust                                  0                   0                   0               0
The David B. Ford 2000
    Annuity Trust DTD as of
    6/16/2000                    Pennsylvania           0                   0                   0               0
The David B. Heller 2000
    Annuity Trust I                                     0                   0                   0               0
The David B. Heller 2000
    Family Trust                                        0                   0                   0               0
The David G. Lambert 2000
    Annuity Trust I                                     0                   0                   0               0
The David G. Lambert 2000
    Family Trust                                        0                   0                   0               0
The David L. Henle 2000
    Annuity Trust I                                     0                   0                   0               0
The David L. Henle 2000
    Family Trust                                        0                   0                   0               0
The David M. Baum Family
    2000 Trust                    New Jersey            0                   0                   0               0
The David Viniar 2000
    Annuity Trust I                                     0                   0                   0               0
The David W. Blood 2000
    Annuity Trust I                                     0                   0                   0               0
The Donald F. Textor 2000
    Annuity Trust I                                     0                   0                   0               0
The Douglas W. Kimmelman
    Trust                                               0                   0                   0               0
The Eaddy Adele Kiernan 2000
    Trust                                               0                   0                   0               0
The Edward C. Forst 2000
    Annuity Trust I                                     0                   0                   0               0
The Edward C. Forst 2000
    Family Trust                                        0                   0                   0               0
The Edward Scott Mead 2000
    Annuity Trust I                                     0                   0                   0               0
Eff Warren Martin 2000
    Childrens Trust               California            0                   0                   0               0
Eff Warren Martin 2000
    Grantor Retained Annuity
    Trust                         California            0                   0                   0               0
The Elizabeth Anne Corrigan
    2000 Trust                                          0                   0                   0               0
The Elizabeth H. Coulson
    2000 Trust                                          0                   0                   0               0
The Elizabeth L. Heller 2000
    Trust                                               0                   0                   0               0
The Elizabeth Lin Mead 2000
    Trust                                               0                   0                   0               0

                                    ITEM 6                                                                 ITEM 10
                                   PLACE OF           ITEM 7                               ITEM 9           SHARED
                                 ORGANIZATION       SOLE VOTING          ITEM 8             SOLE         DISPOSITIVE
                                  (NEW YORK          POWER OF        SHARED VOTING       DISPOSITIVE        POWER OF
           ITEM 1              UNLESS OTHERWISE      UNCOVERED          POWER OF           POWER OF        UNCOVERED
 NAMES OF REPORTING PERSONS       INDICATED)          SHARES        UNCOVERED SHARES   UNCOVERED SHARES      SHARES
 --------------------------       ----------          ------        ----------------   ----------------      ------
The Elizabeth M. Stanton
    2000 Trust                                          0                   0                0                 0
The Elizabeth Steel 2000
    Trust                                               0                   0                0                 0
The Ellie Dorit Neustein
    2000 Trust                                          0                   0                0                 0
The Emily Austen Katz 2000
    Trust                                               0                   0                0                 0
The Emily Stecher 2000 Trust                            0                   0                0                 0
The Emma M.L. Mead 2000 Trust                           0                   0                0                 0
The Eric Fithian 2000 Trust                             0                   0                0                 0
The Erin Marie Tormondsen
    2000 Trust                                          0                   0                0                 0
The Esta Eiger Stecher 2000
    Annuity Trust I                                     0                   0                0                 0
The Francis J. Ingrassia
    2000 Annuity Trust I                                0                   0                0                 0
The Francis J. Ingrassia
    2000 Family Trust                                   0                   0                0                 0
The Frank L. Coulson III
    2000 Trust                                          0                   0                0                 0
The Fredric E. Steck 2000
    Annuity Trust I                                     0                   0                0                 0
The Fredric E. Steck 2000
    Family Trust                                        0                   0                0                 0
Gary D. Cohn 2000 Family
    Trust                                               0                   0                0                 0
Gary D. Cohn 2000 GRAT                                  0                   0                0                 0
The Geoffrey T. Grant 2000
    Family Trust                                        0                   0                0                 0
The George H. Walker 2000
    Annuity Trust I                                     0                   0                0                 0
The George H. Walker 2000
    Family Trust                                        0                   0                0                 0
The George W. Wellde, Jr.
    2000 Annuity Trust I                                0                   0                0                 0
The George William Wellde,
    III 2000 Trust                                      0                   0                0                 0
Ghez 2000 GRAT                                          0                   0                0                 0
Ghez 2000 Non-GST-Exempt
    Trust                                               0                   0                0                 0


                                   ITEM 6                                                                     ITEM 10
                                  PLACE OF               ITEM 7                                ITEM 9          SHARED
                                ORGANIZATION           SOLE VOTING           ITEM 8             SOLE         DISPOSITIVE
                                 (NEW YORK               POWER OF        SHARED VOTING       DISPOSITIVE      POWER OF
           ITEM 1              UNLESS OTHERWISE         UNCOVERED            POWER OF          POWER OF        COVERED
 NAMES OF REPORTING PERSONS       INDICATED)              SHARES         UNCOVERED SHARES   UNCOVERED SHARES   SHARES
 --------------------------    ----------------       ----------------   ----------------   ----------------  ----------
The Girish V. Reddy Trust                                   0                  0                   0               0
The Goldenberg 2000 Annuity
    Trust I                                                 0                  0                   0               0
The Goldenberg 2000 Family
    Trust                                                   0                  0                   0               0
The Greg M. Ostroff 2000
    Annuity Trust I                                         0                  0                   0               0
The Greg M. Ostroff 2000
    Family Trust                                            0                  0                   0               0
The Gregory H. Zehner 2000
    Annuity Trust I                                         0                  0                   0               0
The Gregory H. Zehner 2000
    Family Trust                                            0                  0                   0               0
The Gregory K. Palm 2000
    Annuity Trust I                                         0                  0                   0               0
The Gregory K. Palm 2000
    Family Trust                                            0                  0                   0               0
The Guapulo Trust                   Jersey                  0                  0                   0               0
The Howard A. Silverstein
    2000 Annuity Trust I                                    0                  0                   0               0
The Howard A. Silverstein
    2000 Family Trust                                       0                  0                   0               0
The Howard B. Schiller 2000
    Annuity Trust I                                         0                  0                   0               0
The Isabelle M.L. Mead 2000
    Trust                                                   0                  0                   0               0
The J. David Rogers 2000
    Annuity Trust I                                         0                  0                   0               0
The James Alexander Mead
    2000 Trust                                              0                  0                   0               0
The James M. Sheridan Trust                                 0                  0                   0               0
The James Nicholas Katz 2000
    Trust                                                   0                  0                   0               0
James P. Riley, Jr. 2000
    Family Trust                                            0                  0                   0               0
James P. Riley, Jr. 2000 GRAT                               0                  0                   0               0
The Jason Kraus 2000 Trust                                  0                  0                   0               0
The Jason William Tortora
    2000 Trust                                              0                  0                   0               0
The Jeffrey D. Witten 2000
    Trust                                                   0                  0                   0               0


                                                                                                            ITEM 10
                                    ITEM 6             ITEM 7                                ITEM 9           SHARED
                              PLACE OF ORGANIZATION  SOLE VOTING          ITEM 8             SOLE         DISPOSITIVE
                                  (NEW YORK           POWER OF        SHARED VOTING       DISPOSITIVE        POWER OF
           ITEM 1              UNLESS OTHERWISE       UNCOVERED          POWER OF           POWER OF        UNCOVERED
 NAMES OF REPORTING PERSONS       INDICATED)           SHARES        UNCOVERED SHARES   UNCOVERED SHARES      SHARES
 --------------------------       ----------           ------        ----------------   ----------------      ------
The Jennifer Lauren Alper
    2000 Trust                                           0                0                   0                 0
JG 2000 Trust                                            0                0                   0                 0
JG 2000 Trust (continuing
    trust)                                               0                0                   0                 0
The John A. Thain Trust                                  0                0                   0                 0
The John J. Powers 2000
    Family Trust                                         0                0                   0                 0
The John L. Townsend, III
    2000 Annuity Trust I                                 0                0                   0                 0
The John O. Downing 2000
    Annuity Trust I                                      0                0                   0                 0
The John O. Downing 2000
    Family Trust                                         0                0                   0                 0
The John P. Curtin, Jr. 2000
    Annuity Trust I                                      0                0                   0                 0
The John P. Curtin, Jr. 2000
    Family Trust                                         0                0                   0                 0
The John R. Tormondsen 2000
    Annuity Trust I                                      0                0                   0                 0
The John R. Tormondsen, Jr.
    2000 Trust                                           0                0                   0                 0
The John S. Weinberg 2000
    Annuity Trust I                                      0                0                   0                 0
The John S. Weinberg 2000
    Family Trust                                         0                0                   0                 0
The Jonathan G. Neidich 2000
    Trust                                                0                0                   0                 0
The Jonathan M. Lopatin 2000
    Annuity Trust I                                      0                0                   0                 0
The Jordan Viniar 2000 Trust                             0                0                   0                 0
The Joseph Della Rosa 2000
    Annuity Trust I                                      0                0                   0                 0
The Joseph Della Rosa 2000
    Family Trust                                         0                0                   0                 0
The Joseph H. Gleberman 2000
    Annuity Trust I                                      0                0                   0                 0
The Joseph H. Gleberman 2000
    Family Trust                                         0                0                   0                 0
The Jun Makihara 2000 Family
    Trust                                                0                0                   0                 0
The Karen Barlow Corrigan
    2000 Trust                                           0                0                   0                 0
The Karen Rebecca Alper 2000
    Trust                                                0                0                   0                 0

                                                                                                            ITEM 10
                                    ITEM 6              ITEM 7                                ITEM 9           SHARED
                              PLACE OF ORGANIZATION   SOLE VOTING          ITEM 8             SOLE         DISPOSITIVE
                                  (NEW YORK            POWER OF        SHARED VOTING       DISPOSITIVE        POWER OF
           ITEM 1              UNLESS OTHERWISE        UNCOVERED          POWER OF           POWER OF        UNCOVERED
 NAMES OF REPORTING PERSONS       INDICATED)            SHARES        UNCOVERED SHARES   UNCOVERED SHARES      SHARES
 --------------------------       ----------            ------        ----------------   ----------------      ------
The Karsten Moller & Barbara
    Kahn-Moller Trust               Jersey                0                0                    0                 0
The Katherine A.M. Stanton
    2000 Trust                                            0                0                    0                 0
The Katheryn C. Coulson 2000
    Trust                                                 0                0                    0                 0
The Kathryn Margaret Wellde
    2000 Trust                                            0                0                    0                 0
The Kelsey Fithian 2000 Trust                             0                0                    0                 0
The Kenneth Litzenberger
    2000 Grantor Retained
    Annuity Trust                                         0                0                    0                 0
The Kenneth Litzenberger
    Remainder Trust                                       0                0                    0                 0
The Kevin W. Kennedy 2000
    Annuity Trust I                                       0                0                    0                 0
The Kevin W. Kennedy 2000
    Family Trust                                          0                0                    0                 0
The Kimberly Lynn Macaione
    2000 Trust                                            0                0                    0                 0
The Kimberly R. Textor 2000
    Trust                                                 0                0                    0                 0
The Kipp M. Nelson Trust                                  0                0                    0                 0
The Kyle F. Textor 2000 Trust                             0                0                    0                 0
The Lauren Schiller 2000
    Trust                                                 0                0                    0                 0
The Lawrence R. Buchalter
    2000 Annuity Trust I                                  0                0                    0                 0
The Lawrence R. Buchalter
    2000 Family Trust                                     0                0                    0                 0
The Lee G. Vance 2000
    Annuity Trust I                                       0                0                    0                 0
The Lee G. Vance 2000 Family
    Trust                                                 0                0                    0                 0
The Leslie C. Tortora 2000
    Annuity Trust I                                       0                0                    0                 0
Lloyd C. Blankfein 2000
    Family Trust                                          0                0                    0                 0
Lloyd C. Blankfein 2000 GRAT                              0                0                    0                 0
The Louise Rice Townsend
    2000 Trust                                            0                0                    0                 0

                                     ITEM 6                                                                       ITEM 10
                                    PLACE OF          ITEM 7                                ITEM 9           SHARED
                                  ORGANIZATION      SOLE VOTING          ITEM 8             SOLE         DISPOSITIVE
                                  (NEW YORK          POWER OF        SHARED VOTING       DISPOSITIVE        POWER OF
           ITEM 1              UNLESS OTHERWISE      UNCOVERED          POWER OF           POWER OF        UNCOVERED
 NAMES OF REPORTING PERSONS       INDICATED)          SHARES        UNCOVERED SHARES   UNCOVERED SHARES      SHARES
 --------------------------       ----------          ------        ----------------   ----------------      ------
M. Roch Hillenbrand Trust
    f/b/o C. Justin
    Hillenbrand                   New Jersey            0                     0                0                 0
M. Roch Hillenbrand Trust
    f/b/o Molly D.
    Hillenbrand                   New Jersey            0                     0                0                 0
The Mallory G. Neidich 2000
    Trust                                               0                     0                0                 0
The Marc A. Spilker 2000
    Family Trust                                        0                     0                0                 0
The Mark A. Zurack 2000
    Annuity Trust I                                     0                     0                0                 0
The Mark A. Zurack 2000
    Family Trust                                        0                     0                0                 0
The Mark A. Zurack 2000
    Issue Trust                                         0                     0                0                 0
Mark Dehnert Living Trust          Illinois             0                     0                0                 0
The Mark Schwartz 2000
    Annuity Trust I                                     0                     0                0                 0
The Mark Tercek 2000 Annuity
    Trust I                                             0                     0                0                 0
The Mark Tercek 2000 Family
    Trust                                               0                     0                0                 0
Marks 2000                                              0                     0                0                 0
Marks 2000 (continuing
    trust)                                              0                     0                0                 0
The Mary Agnes Reilly
    Kiernan 2000 Trust                                  0                     0                0                 0
The Mary Ann Casati Trust                               0                     0                0                 0
The Matthew D. Rogers 2000
    Trust                                               0                     0                0                 0
The Matthew Peter Mortara
    2000 Trust                                          0                     0                0                 0
The Maya Bettina Linden 2000
    Trust                                               0                     0                0                 0
The Merritt Moore Townsend
    2000 Trust                                          0                     0                0                 0
The Mesdag Family Trust            Delaware             0                     0                0                 0
The Michael A. Price 2000
    Annuity Trust I                                     0                     0                0                 0
The Michael A. Price 2000
    Family Trust                                        0                     0                0                 0
The Michael D. Ryan 2000
    Annuity Trust I                                     0                     0                0                 0
The Michael D. Ryan 2000
    Family Trust                                        0                     0                0                 0

                                    ITEM 6                                                                  ITEM 10
                                   PLACE OF            ITEM 7                                ITEM 9           SHARED
                                  ORGANIZATION      SOLE VOTING          ITEM 8             SOLE         DISPOSITIVE
                                   (NEW YORK          POWER OF        SHARED VOTING       DISPOSITIVE        POWER OF
           ITEM 1              UNLESS OTHERWISE      UNCOVERED          POWER OF           POWER OF        UNCOVERED
 NAMES OF REPORTING PERSONS       INDICATED)          SHARES        UNCOVERED SHARES   UNCOVERED SHARES      SHARES
 --------------------------       ----------          ------        ----------------   ----------------      ------
The Michael J. Zamkow 2000
    Annuity Trust I                                     0                   0                   0              0
The Michael J. Zamkow 2000
    Family Trust                                        0                   0                   0              0
The Michael P. Mortara 2000
    Annuity Trust I                                     0                   0                   0              0
The Michael Paul Mortara
    2000 Trust                                          0                   0                   0              0
The Michael Stecher 2000
    Trust                                               0                   0                   0              0
The Milton R. Berlinski 2000
    Annuity Trust I                                     0                   0                   0              0
The Mossavar-Rahmani 2000
    Annuity Trust I                                     0                   0                   0              0
The Mossavar-Rahmani 2000
    Family Trust                                        0                   0                   0              0
Murphy 2000                                             0                   0                   0              0
Murphy 2000 (continuing
    trust)                                              0                   0                   0              0
The Natalie Cailyn Rogers
    2000 Trust                                          0                   0                   0              0
The Nicole Schiller 2000
    Trust                                               0                   0                   0              0
The Nina B. Haydock 2000
    Trust                                               0                   0                   0              0
The Peter C. Gerhard 2000
    Annuity Trust I                                     0                   0                   0              0
The Peter C. Gerhard 2000
    Family Trust                                        0                   0                   0              0
The Peter D. Kiernan, III
    2000 Annuity Trust I                                0                   0                   0              0
The Peter Kiernan IV 2000
    Trust                                               0                   0                   0              0
The Peter S. Kraus 2000
    Annuity Trust I                                     0                   0                   0              0
The Philip D. Murphy 2000
    Annuity Trust I                                     0                   0                   0              0
The Philip D. Murphy 2000
    Family Trust                                        0                   0                   0              0
The Philip Darivoff 2000
    Annuity Trust I                                     0                   0                   0              0
The Rachel M. Darivoff 2000
    Trust                                               0                   0                   0              0
The Ralph F. Rosenberg 2000
    Annuity Trust I                                     0                   0                   0              0
The Ralph F. Rosenberg 2000
    Family Trust                                        0                   0                   0              0

                                                                                                            ITEM 10
                                    ITEM 6            ITEM 7                                ITEM 9           SHARED
                           PLACE OF ORGANIZATION   SOLE VOTING          ITEM 8             SOLE         DISPOSITIVE
                                  (NEW YORK          POWER OF        SHARED VOTING       DISPOSITIVE        POWER OF
           ITEM 1              UNLESS OTHERWISE      UNCOVERED          POWER OF           POWER OF        UNCOVERED
 NAMES OF REPORTING PERSONS       INDICATED)          SHARES        UNCOVERED SHARES   UNCOVERED SHARES      SHARES
 --------------------------       ----------          ------        ----------------   ----------------      ------
Randal M.
    Fippinger-Millennium
    Trust                                               0                    0                0                 0
The Randolph L. Cowen 2000
    Family Trust                                        0                    0                0                 0
Rayas Trust                         Jersey              0                    0                0                 0
The Rebecca Viniar 2000 Trust                           0                    0                0                 0
The Richard A. Friedman 2000
    Annuity Trust I                                     0                    0                0                 0
The Richard A. Friedman 2000
    Family Trust                                        0                    0                0                 0
The Richard A. Sapp 2000
    Annuity Trust I                                     0                    0                0                 0
The Richard A. Sapp 2000
    Family Trust                                        0                    0                0                 0
The Richard E. Witten 2000
    Annuity Trust I                                     0                    0                0                 0
The Richard G. Sherlund 2000
    Annuity Trust I                                     0                    0                0                 0
Robert A. Fippinger,
    Jr.-Millennium Trust                                0                    0                0                 0
The Robert B. Litterman 2000
    Annuity Trust I                                     0                    0                0                 0
The Robert B. Litterman 2000
    Family Trust                                        0                    0                0                 0
The Robert B. Morris III
    2000 Annuity Trust I                                0                    0                0                 0
The Robert J. Hurst 2000
    Annuity Trust I                                     0                    0                0                 0
The Robert J. Hurst 2000
    Family Trust                                        0                    0                0                 0
The Robert J. Katz 2000
    Annuity Trust I                                     0                    0                0                 0
The Robert J. O Shea 2000
    Annuity Trust I                                     0                    0                0                 0
The Robert J. O Shea 2000
    Family Trust                                        0                    0                0                 0
The Robert J. Pace 2000
    Annuity Trust I                                     0                    0                0                 0
The Robert J. Pace 2000
    Family Trust                                        0                    0                0                 0
The Robert K. Steel 2000
    Annuity Trust I                                     0                    0                0                 0
The Robert B. Morris III
    2000 Family Trust                                   0                    0                0                 0
The Robin Neustein 2000
    Annuity Trust I                                     0                    0                0                 0

                                                                                                            ITEM 10
                                    ITEM 6             ITEM 7                               ITEM 9           SHARED
                             PLACE OF ORGANIZATION  SOLE VOTING          ITEM 8             SOLE         DISPOSITIVE
                                  (NEW YORK          POWER OF        SHARED VOTING       DISPOSITIVE        POWER OF
           ITEM 1              UNLESS OTHERWISE      UNCOVERED          POWER OF           POWER OF        UNCOVERED
 NAMES OF REPORTING PERSONS       INDICATED)          SHARES        UNCOVERED SHARES   UNCOVERED SHARES      SHARES
 --------------------------       ----------          ------        ----------------   ----------------      ------
The Samantha Schiller 2000
    Trust                                               0                0                    0                 0
The Sarah B. Lopatin 2000
    Trust                                               0                0                    0                 0
The Sarah Delacy Kiernan
    2000 Trust                                          0                0                    0                 0
The Sarah M. Darivoff 2000
    Trust                                               0                0                    0                 0
The Sarah Rose Berlinski
    2000 Trust                                          0                0                    0                 0
The Scott B. Kapnick 2000
    Annuity Trust I                                     0                0                    0                 0
The Scott B. Kapnick 2000
    Family Trust                                        0                0                    0                 0
Scott M. Pinkus 2000 Family
    Trust                         New Jersey            0                0                    0                 0
Scott M. Pinkus 2000 GRAT         New Jersey            0                0                    0                 0
The Scott S. Prince Trust                               0                0                    0                 0
The Stephen M. Neidich 2000
    Trust                                               0                0                    0                 0
The Steven M. Heller, Jr.
    2000 Trust                                          0                0                    0                 0
The Steven T. Mnuchin 2000
    Annuity Trust I                                     0                0                    0                 0
The Steven T. Mnuchin 2000
    Family Trust                                        0                0                    0                 0
The Stuart Mark Rothenberg
    2000 Annuity Trust I                                0                0                    0                 0
The Stuart Mark Rothenberg
    2000 Family Trust                                   0                0                    0                 0
The Terence M. O Toole 2000
    Annuity Trust I                                     0                0                    0                 0
The Terence M. O Toole 2000
    Family Trust                                        0                0                    0                 0
The Tess Augusta Linden 2000
    Trust                                               0                0                    0                 0
The Thomas K. Montag 2000
    Annuity Trust I                                     0                0                    0                 0
The Thomas K. Montag 2000
    Family Trust                                        0                0                    0                 0
The Tracy Richard
    Wolstencroft 2000
    Annuity Trust I                                     0                0                    0                 0


                                    ITEM 6
                                   PLACE OF                                             ITEM 9
                                 ORGANIZATION        ITEM 7                              SOLE           ITEM 10
                                  (NEW YORK        SOLE VOTING         ITEM 8        DISPOSITIVE         SHARED
           ITEM 1                  UNLESS          POWER OF       SHARED VOTING       POWER OF       DISPOSITIVE
       NAMES OF REPORTING         OTHERWISE         UNCOVERED         POWER OF        UNCOVERED         POWER OF
           PERSONS                INDICATED)         SHARES       UNCOVERED SHARES      SHARES      UNCOVERED SHARES
           -------                ----------         ------       ----------------      ------      ----------------
The Tracy Richard
    Wolstencroft 2000
    Family Trust                                        0                0                0                 0

Trust for the benefit of
    David Ford, Jr. under
    Indenture of Trust B of
    David B. Ford dated
    6/16/00                      Pennsylvania           0                0                0                 0

Trust for the benefit of
    Jamie Ford under
    Indenture of Trust B of
    David B. Ford dated as of
    6/16/00                      Pennsylvania           0                0                0                 0

Vyrona Trust                        Jersey              0                0                0                 0
The Walter H. Haydock 2000
    Annuity Trust I                                     0                0                0                 0

The Walter H. Haydock, Jr.
    2000 Trust                                          0                0                0                 0

The William C. Sherlund 2000
    Trust                                               0                0                0                 0

The William Keith
    Litzenberger 2000
    Grantor Retained Annuity
    Trust                                               0                0                0                 0

The William Keith
    Litzenberger Remainder
    Trust                                               0                0                0                 0

The Zachariah Cobrinik 2000
    Annuity Trust I                                     0                0                0                 0

The Zachariah Cobrinik
    Family 2000 Trust                                   0                0                0                 0

PARTNERSHIPS
------------
ALS Investment Partners, L.P.      Delaware             0                0                0                 0

Beech Associates, L.P.             Delaware             0                0                0                 0

Crestley, L.P.                     Delaware             0                0                0                 0

Daniel G. Brennan Family
    Limited Partnership            Illinois             0                0                0                 0

Greenley Partners, L.P.            Delaware             0                0                0                 0

HEMPA Limited Partnership          Delaware             0                0                0                 0

JSS Investment Partners, L.P.      Delaware             0                0                0                 0

Mesdag Family Limited
    Partnership                    Delaware             0                0                0                 0

                                    ITEM 6
                                   PLACE OF                                             ITEM 9
                                 ORGANIZATION         ITEM 7                              SOLE           ITEM 10
                                  (NEW YORK         SOLE VOTING         ITEM 8        DISPOSITIVE         SHARED
         ITEM 1                     UNLESS           POWER OF       SHARED VOTING       POWER OF       DISPOSITIVE
     NAMES OF REPORTING            OTHERWISE         UNCOVERED         POWER OF        UNCOVERED         POWER OF
        PERSONS                    INDICATED)         SHARES       UNCOVERED SHARES      SHARES      UNCOVERED SHARES
        -------                    ----------         ------       ----------------      ------      ----------------

Mijen Family Partnership           Illinois             0                0                0                 0

Opatrny Investment Partners,
    L.P.                           Delaware             0                0                0                 0

Rantz GS Investment
    Partners, L.P.                 Delaware             0                0                0                 0

Savitz Investment Partners,
    L.P.                           Delaware             0                0                0                 0

The Litzenberger Family
    Limited Partnership            Delaware             0                0                0                 0

The Rizner Family Limited
    Partnership                    Illinois             0                0                0                 0

Trott GS Investment
    Partners, L.P.                 Delaware             0                0                0                 0

Tuft GS Investment Partners,
    L.P.                           Delaware             0                0                0                 0

Windy Hill Investment
    Company II, L.P.               Delaware             0                0                0                 0

Winkelried Investment
    Partners, L.P.                 Delaware             0                0                0                 0


CORPORATIONS

Anahue Limited                      Jersey              0                0                0                 0

Guapulo Holdings Ltd                Jersey              0                0                0                 0

HJS2 Limited                    Cayman Islands          0                0                0                 0

Majix Limited                       Jersey              0                0                0                 0

Melalula Limited                    Jersey              0                0                0                 0

RJG Holding Company             Cayman Islands          0                0                0                 0

Robinelli Limited                   Jersey              0                0                0                 0

Vyrona Holdings Limited             Jersey              0                0                0                 0

Zurrah Limited                      Jersey              0                0                0                 0

         This Amendment No. 4 to a Statement on Schedule 13D amends and restates in its entirety such Schedule 13D (as so amended and restated, this "Schedule"). This Amendment No. 4 is being filed principally because on July 5, 2000, The Goldman Sachs Group, Inc. began soliciting indications from certain Covered Persons of their interest in participating in a registered, underwritten public offering.

Item 1.  Security and Issuer

         This Schedule relates to the Common Stock, par value $.01 per share (the "Common Stock"), of The Goldman Sachs Group, Inc., a Delaware corporation (together with its subsidiaries and affiliates, "GS Inc."). The address of the principal executive offices of GS Inc. is 85 Broad Street, New York, New York 10004.

Item 2.  Identity and Background

         (a), (b), (c), (f) The cover page to this Schedule and Appendix A hereto contain the names of the persons ("Covered Persons") who beneficially own Common Stock subject to a Shareholders' Agreement ("Covered Shares"), dated as of May 7, 1999, to which the Covered Persons are party (as amended from time to time, the "Shareholders' Agreement"). This filing is being made on behalf of all of the Covered Persons, and their agreement that this filing may be so made is contained in the Shareholders' Agreement.

         This Schedule contains certain information relating to Sumitomo Bank Capital Markets, Inc. ("SBCM") and Kamehameha Activities Association ("KAA"), who may be deemed to be members of a "group" with the Covered Persons. Each Covered Person hereby disclaims beneficial ownership of the shares of Common Stock and other equity securities of GS Inc. subject to the Voting Agreements between SBCM and KAA, respectively, on the one hand, and GS Inc., on the other hand (respectively, the "SBCM Shares" and the "KAA Shares"). All information contained in this Schedule relating to SBCM and KAA has been included based upon information provided by SBCM and KAA; the separate Schedules 13D filed by SBCM and KAA and any amendments thereto should be referred to for information relating to SBCM and KAA, respectively.

         Appendix A hereto also provides the citizenship or place of organization of each Covered Person. Each Covered Person who is an individual (an "Individual Covered Person") is a senior professional employed or formerly employed by GS Inc. GS Inc. is a global investment banking and securities firm. Each of The Daniel G. Brennan Family Limited Partnership, Mark Dehnert Living Trust, Mijen Family Partnership and The Rizner Family Limited Partnership, and each other Covered Person who is not an individual (the "Estate Planning Covered Persons") is a trust, limited partnership or corporation created by an Individual Covered Person solely for estate planning purposes. The Covered Persons listed in Appendix A under the caption "Partnerships" are limited partnerships of which an Individual Covered Person is general partner. Each Estate Planning Covered Persons listed in Appendix A under the caption "Corporations" (a "Corporate Estate Planning Covered Person") is controlled by an Individual Covered Person (the "Controlling Covered Person"). The name, citizenship, business address and present principal occupation or employment of each of the directors and executive officers of each Corporate Estate Planning Covered Person (other than the Controlling Covered Person) is set forth in Annex A hereto. The business address of each Covered Person for purposes of this
Schedule is: (i) in the case of entities organized in Jersey, 26 New Street, St. Helier, Jersey, JE4 3RA; (ii) in the case of entities organized in the Cayman Islands, P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands; and (iii) in the case of all other Covered Persons, 85 Broad Street, New York, New York 10004.

         (d), (e) Except as described in Annex A or Annex B, during the last five years, no Covered Person or, to the best knowledge of the Covered Persons, any executive officer or director of a Covered Person, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in such Covered Person being subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Item 3.  Source and Amount of Funds or Other Consideration

         The Covered Shares have been and will be acquired by the Covered Persons in the following manner: (i) the former profit participating limited partners active in the business of The Goldman Sachs Group, L.P. ("Group L.P.") (each such former partner, a "PMD" and, collectively, the "PMDs") acquired certain Covered

Shares in exchange for their interests in Group L.P. and certain of its affiliates and investee corporations; (ii) the former owners (the "Hull Covered Persons") of Hull and Associates, L.L.C. ("Hull") acquired certain Covered Shares in exchange for their interests in Hull; (iii) certain Individual Covered Persons have acquired and will acquire beneficial ownership of certain other Covered Shares in connection with GS Inc.'s initial public offering and/or pursuant to GS Inc.'s employee compensation, benefit or similar plans; and (iv) the Estate Planning Covered Persons have acquired and will acquire beneficial ownership of their Covered Shares as contributions or gifts made by Individual Covered Persons.

         Covered Persons may from time to time acquire Common Stock not subject to the Shareholders' Agreement ("Uncovered Shares") for investment purposes. Such Common Stock may be acquired with personal funds of or funds borrowed by such Covered Person.

Item 4.  Purpose of Transactions

         The Individual Covered Persons, other than the Hull Covered Persons, acquired the Covered Shares in connection with the succession of GS Inc. to the business of Group L.P. and GS Inc.'s initial public offering and through certain employee compensation, benefit or similar plans of GS Inc. The Hull Covered Persons acquired the Covered Shares in connection with the acquisition by GS Inc. of Hull and through certain employee compensation, benefit or similar plans of GS Inc. The Estate Planning Covered Persons acquired the Covered Shares as contributions or gifts made for estate planning purposes by Individual Covered Persons, and the provisions of the organizational documents of certain Estate Planning Covered Persons provide for the distribution of Common Stock to certain other Covered Persons. As a condition to the contribution or gift of the Covered Shares, the Shareholders' Committee required that each Estate Planning Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions referred to in Item 6 below.

         GS Inc. has indicated in its public filings that it may offer the PMDs the opportunity to participate in one or more offerings registered under the Securities Act of 1933 (the "Securities Act"), to make sales in accordance with the volume and manner of sale requirements of Rule 144 under the Securities Act and to pledge their shares in order to invest in merchant banking funds sponsored by GS Inc. On July 5, 2000, GS Inc. filed a registration statement (the "Registration Statement") under the Securities Act registering approximately 18,000,000 shares of Common Stock (including the shares of Common Stock covered by the underwriters' option to purchase additional shares of Common Stock) beneficially owned by the PMDs. While none of the Transfer Restrictions referred to in Item 6 have yet been waived by the Shareholders' Committee, concurrently with the filing, GS Inc. sent a letter to each PMD offering the PMD an opportunity to execute a Power of Attorney (the "Power of Attorney") that would authorize Henry M. Paulson, Jr., Robert J. Hurst, John A. Thain and John L. Thornton, as Attorneys-in-Fact, to sell up to 15% of such PMD's shares of Common Stock in an underwritten offering pursuant to the Registration Statement. The Power of Attorney is irrevocable until October 15, 2000. A form of the Power of Attorney is filed as an exhibit to this Schedule. Any sales of shares of Common Stock pursuant to the Powers of Attorney will occur only after the waiver of the Transfer Restrictions under the Shareholders' Agreement.

         Because the Attorneys-in-Fact under the Powers of Attorney will be unable to exercise any of their rights under the Powers of Attorney prior to the waiver of the Transfer Restrictions, Henry M. Paulson, Jr., Robert J. Hurst, John A. Thain and John L. Thornton, the Attorneys-in-Fact, disclaim beneficial ownership of the shares of Common Stock subject to the Powers of Attorney unless and until the Transfer Restrictions are waived.

         Covered Persons may from time to time acquire Uncovered Shares for investment purposes. Except as described in Item 6 and except for the acquisition by Covered Persons of Common Stock pursuant to employee compensation, benefit or similar plans of GS Inc. in the future or as described above, none of the Covered Persons has any plans or proposals which relate to or would result in their acquisition of additional Common Stock or any of the other events described in Item 4(a) through 4(j).

         Each Covered Person is expected to evaluate on an ongoing basis GS Inc.'s financial condition and prospects and his or her interests in and with respect to GS Inc. Accordingly, each Covered Person may change his or her plans and intentions at any time and from time to time. In particular, each Covered Person may at any time and from time to time acquire or dispose of shares of Common Stock.

Item 5.  Interest in Securities of the Issuer

         (a) Rows (11) and (13) of the cover page to this Schedule, Appendix A and Annex A are hereby incorporated by reference. Each Covered Person hereby disclaims beneficial ownership of any shares of Common Stock held by any other Covered Person and disclaims beneficial ownership of the SBCM Shares and the KAA Shares. Except as described in Annex C, none of the shares of Common Stock reported in rows (11) and (13) of the cover page to this Schedule and Appendix A are shares as to which there is a right to acquire exercisable within 60 days.

         (b) Rows (7) through (10) of the cover page to this Schedule, Appendix A and Annex A set forth the percentage range of Covered Shares as to which there is sole power to vote or direct the vote or to dispose or direct the disposition; the number of Uncovered Shares as to which there is sole power to vote or direct the vote or to dispose or direct the disposition; and the number of shares of Common Stock as to which there is shared power to vote or direct the vote or to dispose or direct the disposition. The power to vote Covered Shares by Covered Persons is shared with each other Covered Person, as described below in response to Item 6. Each Covered Person hereby disclaims beneficial ownership of any shares of Common Stock held by any other Covered Person and disclaims beneficial ownership of the SBCM Shares and the KAA Shares.

         (c) Except as described in Annex D or previously reported on Schedule 13D, no Covered Person has effected any transactions in Common Stock in the past 60 days.


         (d), (e) Not applicable.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

         Each Covered Person listed on the cover page to this Schedule and Appendix A hereto is a party to the Shareholders' Agreement. The Shareholders' Agreement, and forms of the Counterparts to the Shareholders' Agreement executed by or on behalf of the Estate Planning Covered Persons and certain Hull Covered Persons, are filed as Exhibits to this Schedule and the following summary of the terms of the Shareholders' Agreement is qualified in its entirety by reference thereto. References to the "board of directors" are to the board of directors of The Goldman Sachs Group, Inc.

         The Covered Shares include generally all Common Stock acquired or to be acquired from GS Inc. by the Covered Persons. Covered Shares include: shares of Common Stock acquired by the PMDs in exchange for their interests in Group L.P. and certain of its affiliates; shares of Common Stock acquired by the Hull Covered Persons in exchange for their interests in Hull; shares of Common Stock acquired or to be acquired through the grant of restricted stock units, stock options and interests in a defined contribution plan (except for certain Uncovered Shares as specified in Appendix A); shares of Common Stock acquired or to be acquired by Estate Planning Covered Persons from Individual Covered Persons for estate planning purposes and shares of Common Stock to be distributed by Estate Planning Covered Persons to Individual Covered Persons or to other Estate Planning Covered Persons; and, unless otherwise determined by the board of directors and the Shareholders' Committee, any shares of Common Stock acquired or to be acquired by the Covered Persons from GS Inc. through any other employee compensation, benefit or similar plan. Covered Shares do not include any shares of Common Stock purchased or to be purchased by a Covered Person in the open market or in a subsequent underwritten public offering.

TRANSFER RESTRICTIONS

         Each Individual Covered Person has agreed in the Shareholders' Agreement, among other things, to retain beneficial ownership of Covered Shares at least equal to 25% of the cumulative number of Covered Shares beneficially owned by him or her at the time he or she became a Covered Person or acquired by him or her thereafter and with no credit for dispositions (the "General Transfer Restrictions") for so long as he or she is a Covered Person and an employee of GS Inc. (an "Employee Covered Person").

         The PMDs will also be subject to limitations on their ability to transfer Covered Shares received in connection with the succession of GS Inc. to the business of Group L.P. These restrictions will also apply to the Covered Shares acquired by the Hull Covered Persons in exchange for their interests in Hull. Under these restrictions, each such PMD and Hull Covered Person has agreed not to transfer such Covered Shares until May 7,

2002, the third anniversary of the date of GS Inc.'s initial public offering of its Common Stock (the "Partner Transfer Restrictions" and, together with the General Transfer Restrictions, the "Transfer Restrictions"). The Partner Transfer Restrictions will lapse as to such Covered Shares in equal installments on each of May 7, 2002, May 7, 2003 and May 7, 2004. The Covered Shares held by Estate Planning Covered Persons are subject to the same Partner Transfer Restrictions that applied to such Covered Shares prior to the contribution or gift. The Transfer Restrictions applicable to an Individual Covered Person (and his or her Estate Planning Covered Persons) terminate upon the death of the Individual Covered Person.

WAIVERS

         Except in the case of a third-party tender or exchange offer, the Partner Transfer Restrictions may be waived or terminated at any time by the Shareholders' Committee described below under "Information Regarding the Shareholders' Committee". The Shareholders' Committee also has the power to waive the Transfer Restrictions to permit Covered Persons to: participate as sellers in underwritten public offerings of Common Stock and tender and exchange offers and share repurchase programs by GS Inc.; transfer Covered Shares to charities, including charitable foundations; transfer Covered Shares held in employee benefit plans; and transfer Covered Shares in specific transactions (for example, to immediate family members and trusts) or other circumstances. The Shareholders' Committee permitted the transfers of Covered Shares to the Estate Planning Covered Persons, on the condition that each Estate Planning Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions.

         In the case of a third-party tender or exchange offer, the Transfer Restrictions may be waived or terminated: if the board of directors is recommending acceptance or is not making any recommendation with respect to acceptance of the tender or exchange offer, by a majority of the Voting Interests (as defined below); or if the board of directors is recommending rejection of the tender or exchange offer, by 66 2/3% of the outstanding Voting Interests.

         In the case of a tender or exchange offer by GS Inc., a majority of the outstanding Voting Interests may also elect to waive or terminate the Transfer Restrictions.

VOTING

         Prior to any vote of the shareholders of GS Inc., the Shareholders' Agreement requires a separate, preliminary vote of the Voting Interests on each matter upon which a vote of the shareholders is proposed to be taken (the "Preliminary Vote"). Each Covered Share held by an Employee Covered Person and each other Covered Share subject to the Partner Transfer Restrictions will be voted in accordance with the majority of the votes cast by the Voting Interests in the Preliminary Vote. In elections of directors, each Covered Share will be voted in favor of the election of those persons receiving the highest numbers of votes cast by the Voting Interests in the Preliminary Vote. "Voting Interests" are Covered Shares beneficially owned by all Covered Persons through December 31, 2000 and thereafter are Covered Shares beneficially owned by all Employee Covered Persons.

OTHER RESTRICTIONS

         The Shareholders' Agreement also prohibits the Covered Persons from engaging in certain activities relating to any securities of GS Inc. with any person who is not a Covered Person or a director, officer or employee of GS Inc. ("Restricted Persons"). Among other things, a Covered Person may not: participate in a proxy solicitation to or with a Restricted Person; deposit any Covered Shares in a voting trust or subject any Covered Shares to any voting agreement or arrangement that includes any Restricted Person; form, join or in any way participate in a "group" with any Restricted Person; or together with any Restricted Person, propose certain transactions with GS Inc. or seek the removal of any directors of GS Inc. or any change in the composition of the board of directors.

TERM, AMENDMENT AND CONTINUATION

         The Shareholders' Agreement is to continue in effect until the earlier of January 1, 2050 and the time it is terminated by the vote of 66 2/3% of the outstanding Voting Interests. The Partner Transfer Restrictions will not terminate upon the expiration or termination of the Shareholders' Agreement unless previously waived or terminated or unless subsequently waived or terminated by the board of directors. The Shareholders' Agreement may generally be amended at any time by a majority of the outstanding Voting Interests.

         Unless otherwise terminated, in the event of any transaction in which a third party succeeds to the business of GS Inc. and in which Covered Persons hold securities of the third party, the Shareholders' Agreement will remain in full force and effect as to the securities of the third party, and the third party shall succeed to the rights and obligations of GS Inc. under the Shareholders' Agreement.

INFORMATION REGARDING THE SHAREHOLDERS' COMMITTEE

         The Shareholders' Committee shall at any time consist of each of those individuals who are both Employee Covered Persons and members of the board of directors and who agree to serve as members of the Shareholders' Committee. If there are less than three individuals who are both Employee Covered Persons and members of the board of directors and who agree to serve as members of the Shareholders' Committee, the Shareholders' Committee shall consist of each such individual plus such additional individuals who are Employee Covered Persons and who are selected pursuant to procedures established by the Shareholders' Committee as shall assure a Shareholders' Committee of not less than three members who are Employee Covered Persons. Currently, Henry M. Paulson, Jr., Robert J. Hurst, John A. Thain and John L. Thornton are the members of the Shareholders' Committee.

VOTING AGREEMENTS

         Both SBCM and KAA have, in separate voting agreements, each dated April 30, 1999 (each, a "Voting Agreement"), agreed to vote their shares of Common Stock and all other voting securities of GS Inc. in the same manner as a majority of the shares of Common Stock held by the managing directors of GS Inc. are voted for so long as they hold voting securities of GS Inc. It is expected that for so long as the Shareholders' Agreement remains in effect, the Voting Agreements will result in the shares of Common Stock owned by SBCM and KAA being voted in the same manner as the Covered Shares. The Covered Persons are not parties to the Voting Agreements, and the Voting Agreements are not enforceable by the Covered Persons, will continue to exist independent of the existence of the Shareholders' Agreement and may be amended, waived or canceled by GS Inc. without any consent or approval of the Covered Persons. The Voting Agreements are filed as exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto.

         Each Covered Person hereby disclaims beneficial ownership of the SBCM Shares and the KAA Shares.

PLEDGE AGREEMENTS

         Each PMD has pledged (the "IPO Pledge") to GS Inc. Common Stock or other assets with an initial value equal to $15 million for each such person who initially serves on the board of directors, the Management Committee or the Partnership Committee of GS Inc. and $10 million for each other such person. This pledge secures the liquidated damages provision of a noncompetition agreement which each such person has entered into with GS Inc. The form of agreement relating to noncompetition and other covenants and the form of pledge agreement, as amended, are filed as exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto.

         In connection with the transfers to the Corporate Estate Planning Covered Persons, the IPO Pledge was replaced with a guarantee and pledge agreement that was entered into by each Corporate Estate Planning Covered Person. In addition, each Controlling Covered Person was required to pledge the capital stock of the Corporate Estate Planning Covered Person to GS Inc. in order to further secure the Controlling Covered Person's obligations under the noncompetition agreement. The forms of the pledge agreements are filed as exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto.

REGISTRATION RIGHTS INSTRUMENT

         In connection with the donation of shares of Common Stock to charitable organizations discussed in footnote 4 on the cover page to this Schedule, GS Inc. entered into a Registration Rights Instrument and Supplemental Registration Rights Instrument. The following is a description of the Registration Rights Instrument, as supplemented. The Registration Rights Instrument and the Supplemental Registration Rights Instrument are filed as Exhibits to this Schedule, and the following summary of these agreements is qualified in its entirety by reference thereto.

         Pursuant to the Registration Rights Instrument, as supplemented, GS Inc. has agreed to register the donated shares of Common Stock for resale by charitable foundations and public charities. GS Inc. has agreed in the Registration Rights Instrument, as supplemented, to pay all of the fees and expenses relating to the offering by the charitable organizations, other than any agency fees and commissions or underwriting commissions or discounts or any transfer taxes incurred by the charitable organizations in connection with their resales. GS Inc. also has agreed to indemnify the charitable organizations against certain liabilities, including those arising under the Securities Act.

         GS Inc. may amend the Registration Rights Instrument and the Supplemental Registration Rights Instrument in any manner that it deems appropriate, without the consent of any charitable organization. However, GS Inc. may not make any amendment that would cause the shares of Common Stock to fail to be "qualified appreciated stock" within the meaning of Section 170 of the Internal Revenue Code. In addition, GS Inc. may not make any amendment that would materially and adversely affect the rights of any charitable organization without the consent of a majority of the materially and adversely affected charitable organizations.

POWERS OF ATTORNEY

         As discussed under Item 4, GS Inc. has sent a letter to each PMD offering the PMD an opportunity to execute a Power of Attorney that would authorize Henry M. Paulson, Jr., Robert J. Hurst, John A. Thain and John L. Thornton, as Attorneys-in-Fact, to sell up to 15% of such PMD's shares of Common Stock in the offering pursuant to the Registration Statement. A form of the Power of Attorney is filed as an exhibit to this Schedule. Any sales of shares of Common Stock pursuant to the Powers of Attorney will occur only after the waiver of the Transfer Restrictions under the Shareholders' Agreement.

Item 7.  Material to be Filed as Exhibits

      Exhibit                     Description
      -------                     -----------

         A. Shareholders' Agreement, dated as of May 7, 1999 (incorporated by reference to Exhibit A to the Schedule 13D filed May 17, 1999 (File No. 005-56295) (the "Initial Schedule 13D")).

         B. Voting Agreement, dated as of April 30, 1999, by and among The Goldman Sachs Group, Inc., The Trustees of the Estate of Bernice Pauahi Bishop and Kamehameha Activities Association (incorporated by reference to Exhibit B to the Initial
                  Schedule 13D).

         C. Voting Agreement, dated as of April 30, 1999, by and among The Goldman Sachs Group, Inc., The Sumitomo Bank, Limited and Sumitomo Bank Capital Markets, Inc. (incorporated by reference to Exhibit C to the Initial Schedule 13D).

         D. Form of Agreement Relating to Noncompetition and Other Covenants (incorporated by reference to Exhibit 10.20 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman Sachs Group, Inc.).

         E. Form of Pledge Agreement (the "IPO Pledge Agreement") (incorporated by reference to Exhibit 10.21 to the registration statement on Form S-1 (File No.
                  333-74449) filed by The Goldman Sachs Group, Inc.).

         F. Form of Amendment No. 1 to the IPO Pledge Agreement (filed as Exhibit E), dated July 10, 2000.

         G. Registration Rights Instrument (incorporated by reference to Exhibit G to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No. 005-56295)).

         H. Supplemental Registration Rights Instrument (incorporated by reference to Exhibit H to Amendment No. 1 to the Initial
                  Schedule 13D, filed December 17, 1999 (File No. 005-56295)).

         I. Form of Counterpart to Shareholders' Agreement for former profit participating limited partners of The Goldman Sachs Group, L.P. (incorporated by reference to Exhibit I to Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

         J. Form of Counterpart to Shareholders' Agreement for former retired limited partners of The Goldman Sachs Group, L.P. who are currently managing directors of The Goldman Sachs Group, Inc. (Incorporated by reference to Exhibit J to Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

         K. Form of Counterpart to Shareholders' Agreement for non-individual former owners of Hull and Associates, L.L.C. (incorporated by reference to Exhibit K to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

         L. Form of Counterpart to Shareholders' Agreement for non-U.S. corporations (incorporated by reference to Exhibit L to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

         M. Form of Counterpart to Shareholders' Agreement for non-U.S. trusts (incorporated by reference to Exhibit M to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

         N. Form of Guarantee and Pledge Agreement for non-U.S. corporations (incorporated by reference to Exhibit N to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

         O. Form of Pledge Agreement for shareholders of non-U.S. corporations (incorporated by reference to Exhibit O to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

         P. Form of Pledge Agreement for shareholders of non-U.S. corporations (Jersey version) (incorporated by reference to Exhibit P to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

         Q. Form of Power of Attorney to be executed by former profit participating limited partners.

         R. Power of Attorney (incorporated by reference to Exhibit I to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No. 005-56295)).

                                                                         ANNEX A



    INFORMATION REQUIRED AS TO EXECUTIVE OFFICERS AND DIRECTORS OF CORPORATE
                                COVERED PERSONS



                                                                                  CONVICTIONS OR       BENEFICIAL
                                                                                   VIOLATIONS OF     OWNERSHIP OF THE
                                                                                  FEDERAL OR STATE    COMMON STOCK OF
                                                                                  LAWS WITHIN THE      THE GOLDMAN
     NAME            CITIZENSHIP       BUSINESS ADDRESS     PRESENT EMPLOYMENT    LAST FIVE YEARS    SACHS GROUP, INC.
---------------------------------------------------------------------------------------------------------------------
Steven M.                USA          85 Broad Street      Managing Director,          None         Covered Person,
Bunson                                New York, NY         The Goldman Sachs                        so ownership is
                                      10004                Group, Inc.                              as set forth in
                                                                                                    or incorporated
                                                                                                    into Item 5
                                                                                                    above.
---------------------------------------------------------------------------------------------------------------------
Russell E.               USA          85 Broad Street      Managing Director,          None         Covered Person,
Makowsky                              New York, NY         The Goldman Sachs                        so ownership is
                                      10004                Group, Inc.                              as set forth in
                                                                                                    or incorporated
                                                                                                    into Item 5
                                                                                                    above.
---------------------------------------------------------------------------------------------------------------------
Michael H.               UK           26 New Street,       Partner,                    None         None
Richardson                            St. Helier, Jersey,  Bedell Cristin
                                      JE4 3RA
---------------------------------------------------------------------------------------------------------------------

                                                                         ANNEX B

ITEMS 2(D)
   AND 2(E).    INFORMATION REQUIRED AS TO CERTAIN PROCEEDINGS



None.

                                                                         ANNEX C



ITEM 5(A). DESCRIPTION OF SHARES AS TO WHICH THERE IS A RIGHT TO
           ACQUIRE EXERCISABLE WITHIN 60 DAYS



SBCM holds 7,440,362 shares of Nonvoting Common Stock which, although immediately convertible into Common Stock, cannot currently be converted by SBCM due to restrictions imposed under the Bank Holding Company Act of 1956, as amended.

                                                                         ANNEX D

ITEM 5(C). DESCRIPTION OF ALL TRANSACTIONS IN THE COMMON STOCK EFFECTED BY THE COVERED PERSONS IN THE PAST 60 DAYS AND NOT PREVIOUSLY REPORTED ON SCHEDULE 13D

The following sales of shares of Common Stock were made by the following Covered Persons through Goldman, Sachs & Co. for cash on the New York Stock Exchange:

  COVERED PERSON                                  TRADE DATE                              NUMBER OF SHARES          PRICE PER SHARE
------------------                              --------------                            ----------------          ---------------
  Charles T. Harris III                         June 30, 2000                                  12,500                   $ 95.00
  Jaime E. Yordan                               June 30, 2000                                  20,000                     93.00

The following sales of shares of Common Stock were made by the following Covered Persons through ChaseMellon Financial Services, L.L.C.:

  COVERED PERSON                                  TRADE DATE                              NUMBER OF SHARES          PRICE PER SHARE
------------------                              --------------                            ----------------          ---------------
  Peter D. Brundage                             June 27, 2000                                   3,532                   $ 87.83
  Calvin R. Carver, Jr.                         June 27, 2000                                     200                     87.83
  Andrew C. Devenport                           June 27, 2000                                     500                     87.83
  Raimund W. Herden                             June 27, 2000                                     500                     87.83
  Michael R. Housden                            June 27, 2000                                     718                     87.83
  Daniel J. Jick                                June 27, 2000                                   1,730                     87.83
  Roger A. Liddell                              June 27, 2000                                     788                     87.83
  Andrew L. Metcalfe                            June 27, 2000                                     500                     87.83
  David B. Philip                               June 27, 2000                                     338                     87.83
  George M. Suspanic                            June 27, 2000                                     300                     87.83
  John S. Willian                               June 27, 2000                                     678                     87.83
  Nicholas J. Gaynor                            June 28, 2000                                   1,114                     88.44
  Jonathan R. Knight                            June 28, 2000                                   1,062                     88.44
  Derek S. Smith                                June 28, 2000                                   1,573                     88.44
  George M. Suspanic                            June 28, 2000                                     400                     88.44
  A. Carver Wickman                             June 28, 2000                                   2,331                     88.44
  David R. Boles                                June 29, 2000                                   1,837                     88.31
  George H. Butcher III                         June 29, 2000                                   1,135                     88.31
  Calvin R. Carver, Jr.                         June 29, 2000                                     200                     88.31
  Eduardo A. Cruz                               June 29, 2000                                   1,491                     88.31
  Stephen D. Dias                               June 29, 2000                                   1,275                     88.31
  James A. Hudis                                June 29, 2000                                     500                     88.31
  Masahiro Iwano                                June 29, 2000                                   1,306                     88.31
  Robert C. Jones                               June 29, 2000                                   2,975                     88.31
  Bruce M. Larson                               June 29, 2000                                     500                     88.31
  Jacques M. Longerstaey                        June 29, 2000                                     776                     88.31
  Robert S. Mancini                             June 29, 2000                                     780                     88.31
  Ivan Ross                                     June 29, 2000                                     778                     88.31
  George M. Suspanic                            June 29, 2000                                     500                     88.31
  Barry S. Turkanis                             June 29, 2000                                   1,279                     88.31
  Jonathan A. Beinner                           June 30, 2000                                     609                     94.33
  John E. Eisenberg                             June 30, 2000                                     140                     94.33
  Matthias K. Frisch                            June 30, 2000                                     230                     94.33
  Lincoln Kinnicutt                             June 30, 2000                                     534                     94.33
  Kenneth H. M. Leet                            June 30, 2000                                   2,045                     94.33
  Shogo Maeda                                   June 30, 2000                                     600                     94.33
  John W. McMahon                               June 30, 2000                                   2,545                     94.33
  Paul A. Phillips                              June 30, 2000                                   1,539                     94.33
  Barry S. Turkanis                             June 30, 2000                                   1,000                     94.33
  Richard M. Young                              June 30, 2000                                     635                     94.33
  Mark J. Buisseret                             July 3, 2000                                    1,062                     94.14
  Matthew S. Darnell                            July 3, 2000                                      750                     94.14
  Paul M. DiNardo                               July 3, 2000                                    1,510                     94.14
  Chang-Ho J. Lee                               July 3, 2000                                      912                     94.14
  Kenneth H. M. Leet                            July 3, 2000                                      360                     94.14
  Therese L. Miller                             July 3, 2000                                      775                     94.14
  Allen Sangines-Krause                         July 3, 2000                                    1,354                     94.14
  Daniel L. Sparks                              July 3, 2000                                    1,079                     94.14
  W. Thomas York, Jr.                           July 3, 2000                                      459                     94.14
  Richard M. Young                              July 3, 2000                                      700                     94.14
  Craig W. Broderick                            July 5, 2000                                      647                     95.27
  Craig W. Broderick                            July 5, 2000                                      819                     95.27
  Thomas M. Dowling                             July 5, 2000                                      787                     95.27
  Keith L. Hayes                                July 5, 2000                                    1,138                     95.27
  James E. Milligan                             July 5, 2000                                    1,800                     95.27
  Steven M. Scopellite                          July 5, 2000                                      921                     95.27
  David J.  Scudellari                          July 5, 2000                                    1,514                     95.27
  Andrew J. Stuart                              July 5, 2000                                    1,000                     95.27
  Andrew J. Stuart                              July 5, 2000                                      200                     95.27
  Christopher G. Williams                       July 5, 2000                                    1,249                     95.27
  Thomas G. Connolly                            July 6, 2000                                    1,335                     92.06
  John W. Curtis                                July 6, 2000                                    1,355                     92.06
  Matthias K. Frisch                            July 6, 2000                                      400                     92.06
  Raimund W. Herden                             July 6, 2000                                      276                     92.06
  Sean O. Mahoney                               July 6, 2000                                    2,405                     92.06
  Warwick M. Negus                              July 6, 2000                                    1,000                     92.06
  Pamela P. Root                                July 6, 2000                                      902                     92.06
  P. Sheridan Schechner                         July 6, 2000                                      250                     92.06
  Greg W. Tebbe                                 July 6, 2000                                      672                     92.06
  Philip A. Cooper                              July 7, 2000                                    2,358                     93.10
  John S. Daly                                  July 7, 2000                                      500                     93.10
  Shogo Maeda                                   July 7, 2000                                      673                     93.10
  Masanori Mochida                              July 7, 2000                                  135,428                     92.53

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 10, 2000

                                         By: /s/ GREGORY K. PALM
                                            -----------------------------------
                                             Name:  Gregory K. Palm
                                             Title:   Attorney-in-Fact

                                  EXHIBIT INDEX


     Exhibit                          Description
     -------                          -----------

         A. Shareholders' Agreement, dated as of May 7, 1999 (incorporated by reference to Exhibit A to the Schedule 13D filed May 17, 1999 (File No. 005-56295) (the "Initial Schedule 13D")).

         B. Voting Agreement, dated as of April 30, 1999, by and among The Goldman Sachs Group, Inc., The Trustees of the Estate of Bernice Pauahi Bishop and Kamehameha Activities Association (incorporated by reference to Exhibit B to the Initial
                  Schedule 13D).

         C. Voting Agreement, dated as of April 30, 1999, by and among The Goldman Sachs Group, Inc., The Sumitomo Bank, Limited and Sumitomo Bank Capital Markets, Inc. (incorporated by reference to Exhibit C to the Initial Schedule 13D).

         D. Form of Agreement Relating to Noncompetition and Other Covenants (incorporated by reference to Exhibit 10.20 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman Sachs Group, Inc.).

         E. Form of Pledge Agreement (the "IPO Pledge Agreement") (incorporated by reference to Exhibit 10.21 to the registration statement on Form S-1 (File No.
                  333-74449) filed by The Goldman Sachs Group, Inc.).

         F. Form of Amendment No. 1 to the IPO Pledge Agreement (filed as Exhibit E), dated July 10, 2000.

         G. Registration Rights Instrument (incorporated by reference to Exhibit G to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No. 005-56295).

         H. Supplemental Registration Rights Instrument (incorporated by reference to Exhibit H to Amendment No. 1 to the Initial
                  Schedule 13D, filed December 17, 1999 (File No. 005-56295).

         I. Form of Counterpart to Shareholders' Agreement for former profit participating limited partners of The Goldman Sachs Group, L.P. (incorporated by reference to Exhibit I to Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

         J. Form of Counterpart to Shareholders' Agreement for former retired limited partners of The Goldman Sachs Group, L.P. who are currently managing directors of The Goldman Sachs Group, Inc. (incorporated by reference to Exhibit J to Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

         K. Form of Counterpart to Shareholders' Agreement for non-individual former owners of Hull and Associates, L.L.C. (incorporated by reference to Exhibit K to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

         L. Form of Counterpart to Shareholders' Agreement for non-U.S. corporations (incorporated by reference to Exhibit L to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

         M. Form of Counterpart to Shareholders' Agreement for non-U.S. trusts (incorporated by reference to Exhibit M to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

         N. Form of Guarantee and Pledge Agreement for non-U.S. corporations (incorporated by reference to Exhibit N to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

         O. Form of Pledge Agreement for shareholders of non-U.S. corporations (incorporated by reference to Exhibit O to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

         P. Form of Pledge Agreement for shareholders of non-U.S. corporations (Jersey version) (incorporated by reference to Exhibit P to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

         Q. Form of Power of Attorney to be executed by former profit participating limited partners.

         R. Power of Attorney (incorporated by reference to Exhibit I to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No. 005-56295)).